Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED CREDIT AGREEMENT

dated as of

August 16, 2018

Among

FS ENERGY AND POWER FUND

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent and Collateral Agent

SOCIÉTÉ GÉNÉRALE,
as Co-Collateral Agent and Syndication Agent

BANK OF MONTREAL (“BMO”),
as Documentation Agent

JPMORGAN CHASE BANK, N.A.
SG AMERICAS SECURITIES, LLC

and

BMO
as Joint Bookrunners and Joint Lead Arrangers

i

ii

SCHEDULE I	—	Commitments
SCHEDULE II	—	Material Agreements and Liens
SCHEDULE III	—	[Reserved]
SCHEDULE IV	—	Subsidiaries and Investments
SCHEDULE V	—	Transactions with Affiliates
SCHEDULE VII	—	Approved Dealers and Approved Pricing Services
SCHEDULE VIII	—	Excluded Subsidiaries
SCHEDULE IX	—	[Reserved]
SCHEDULE X	—	Notices

EXHIBIT A	—	Form of Assignment and Assumption
EXHIBIT B	—	Form of Guarantee and Security Agreement
EXHIBIT C	—	Form of Opinion of Counsel to the Borrower
EXHIBIT D	—	[Reserved]
EXHIBIT E	—	Form of Borrowing Base Certificate
EXHIBIT F	—	Form of Borrowing Request
EXHIBIT G	—	Form of Interest Election Request
EXHIBIT H	—	Forms of U.S. Tax Compliance Certificates

iii

SENIOR SECURED CREDIT AGREEMENT dated as of August 16, 2018 (this “Agreement”), between FS ENERGY AND POWER FUND, the LENDERS and CONDUIT SUPPORT PROVIDERS party hereto, JPMORGAN CHASE BANK, N.A. as Administrative Agent and Collateral Agent and SOCIÉTÉ GÉNÉRALE as Co-Collateral Agent.

The Borrower has requested that the Lenders provide the credit facilities described herein under this Agreement to extend credit to the Borrower (i) in the form of Revolving Loans in Dollars or an Agreed Foreign Currency (each as defined below) during the Availability Period (as defined below) with an initial maximum credit amount of $390,000,000 and (ii) in the form of Term Loans in Dollars in an initial aggregate principal amount of $195,000,000, the proceeds of which will be used in accordance with Section 5.09.  The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                              Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Debt Amount” means, as of any date, the greater of (i) $50,000,000 and (ii) an amount equal to 2.0% of Shareholders’ Equity.

“Adjusted Asset Coverage Ratio” means, on any date, the Asset Coverage Ratio on such date recalculated by treating all undrawn commitments to the Borrower and its Subsidiaries in effect on such date that, if funded, would result as indebtedness constituting Senior Securities as though such commitments were fully funded.

“Adjusted Eurocurrency Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor or any Designated Subsidiary in the ordinary course of business.

“Affiliate Agreement” means the Investment Advisory and Administrative Services Agreement dated as of April 9, 2018 by and between the Borrower and FS/EIG Advisor, LLC.

“Agreed Foreign Currency” means (i) at any time, any of Canadian Dollars, Euros, Pounds Sterling and AUD and (ii) with the agreement of each Multicurrency Revolving Lender, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) such Foreign Currency is dealt with in the London interbank deposit market or another interbank market reasonably satisfactory to the Administrative Agent, (b) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Revolving Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate for such day plus ½ of 1%, (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day and (d) 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 hereof, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption , including the United States Foreign Corrupt Practices Act of 1977, (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010.

“Applicable Dollar Percentage” means, with respect to any Dollar Revolving Lender, the percentage of the total Dollar Revolving Commitments represented by such Dollar Revolving Lender’s Dollar Revolving Commitment.  If the Dollar Revolving Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Revolving Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Applicable Margin” means, for any day, with respect to any ABR Loan, 1.75% and in the case of any Eurocurrency Loan, 2.75%.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Revolving Lender, the percentage of the total Multicurrency Revolving Commitments represented by such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment.  If the Multicurrency Revolving Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Revolving Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule VII or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule VII or any other pricing or quotation service approved by the board of trustees (or appropriate committee thereof with the necessary delegated authority) of the Borrower and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the board of trustees (or appropriate committee thereof with the necessary delegated authority) of the Borrower that such pricing or quotation service has been approved by the Borrower).

“Approved Third Party Appraiser” means each of Murray, Devine & Co., Houlihan Lokey, Duff & Phelps, Lincoln Advisors, Valuation Research Corporation, Alvarez & Marsal, and any other third party appraiser selected by the Borrower in its reasonable discretion.

“Asset Coverage Ratio” means, on any date, with respect to the Borrower, on a consolidated basis for the Borrower and its Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness, in each case, of the Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act in effect on the Effective Date and any orders of the SEC issued to the Borrower) on such date.  The calculation of the Asset Coverage Ratio with respect to the Borrower shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary of the Borrower from the definition of “Senior Securities” of the Borrower only so long as (a) such order is in effect, and (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee to which the Borrower is a party.  For the avoidance of doubt, the outstanding utilized notional amount of any total return swap, in each case less the value of the margin posted by the Borrower or any of its Subsidiaries thereunder at such time shall be treated as a Senior Security of the Borrower for the purposes of calculating the Asset Coverage Ratio.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Obligor’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include the disposition of Portfolio Investments originated by the Borrower and promptly transferred to a Subsidiary pursuant to the terms of Section 6.03(d) hereof.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent as provided in Section 9.04, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) reasonably approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.07(e).

“AUD” means the lawful currency of The Commonwealth of Australia.

“AUD Screen Rate” means with respect to any Interest Period,  the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period: provided that if the AUD Screen Rate shall not be available at such time for such Interest Period then the AUD Screen Rate shall be the Interpolated Rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Facility Commitment Termination Date and the date of termination of the Revolving Commitments.

“Average COF Rate” has the meaning assigned to such term in Section 2.12(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III:  A global regulatory framework for more resilient banks and banking systems,” “Basel III:  International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BMO” has the meaning set forth on the cover of this Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means FS Energy and Power Fund, a Delaware statutory trust.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date and/or (b) all Eurocurrency Loans of the same Class denominated in the same Currency that have the same Interest Period.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit E and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit F or any other form reasonably approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such currency in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the Principal Financial Center of the country of such Non-LIBOR Quoted Currency and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euros.

“Canadian Dollar” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event  that the PRIMCAN index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the CDOR Screen Rate for thirty (30) days, plus 1% per annum.  Any change in the Canadian Prime Rate due to a change in the PRIMCAN index or the  CDOR Screen Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Screen Rate, respectively.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  Notwithstanding any other provision contained herein, any change in GAAP that becomes effective after the Effective Date that would require an operating lease to be treated similar to a capital lease (including as a “finance lease”) shall not be given effect hereunder.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)                                 U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper or other short-term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A- 1 from S&P and at least P-1 from Moody’s;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e)                                  investments in money market funds and mutual funds, which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (d) above or have, at all times, credit ratings of “AAAm” or “AAAm-G” by S&P and “Aaa” and “MR+1” by Moody’s; and

(f)                                   a guaranteed reinvestment agreement from a bank (if treated as a deposit by such bank), insurance company or other corporation or entity, in each case, at the date of such acquisition having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it may be unwound at the option of the purchaser at any time without penalty;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“CDOR Screen Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that if the CDOR Screen Rate shall not be available at such time for such Interest Period that is in excess of one month then the CDOR Screen Rate shall be the Interpolated Rate; provided, further, that if such CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Change in Control” means with respect to any Person (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any other Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding common stock of such Person or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of such Person by other Persons who were neither (i) nominated by the requisite members of the board of directors of such Person nor (ii) appointed by a majority of the directors so nominated; other than, in the case of this clause (b), in connection with an initial public offering.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Dollar Revolving Loans, Multicurrency Revolving Loans or Term Loans; when used in reference to any Lender, refers to whether such Lender is a Dollar Revolving Lender, a Multicurrency Revolving Lender or a Term Loan Lender; and, when used in reference to any Commitment, refers to whether such Commitment is a Dollar Revolving Commitment, Multicurrency Revolving Commitment or a Term Loan Commitment.

“Co-Collateral Agent” means Société Générale, in its capacity as co-collateral agent.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“COF Rate” has the meaning assigned to such term in Section 2.12(a).

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agency Agreement” means that certain collateral agency and intercreditor agreement dated as of the Effective Date between the Borrower, the Collateral Agent, the Administrative Agent and U.S. Bank National Association, as the representative of the holders of Secured Notes.

“Collateral Agent” means JPMCB in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent under such Guarantee and Security Agreement.

“Collateral Pool” means, at any time, each Portfolio Investment that is Credit Facility First Priority Collateral that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Credit Facility Obligations (as defined in the Guarantee and Security Agreement), (subject to any Lien permitted by Section 6.02 hereof), provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest as security for the Credit Facility Obligations (as defined in the Guarantee and Security Agreement) pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied in full within 7 days of such inclusion.

“Commitment” means, collectively, the Revolving Commitments and the Term Loan Commitments.

“Commitment Increase” has the meaning assigned to such term in Section 2.07(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.07(e).

“Conduit Lender” means (i) initially, Mountcliff Funding LLC, and (ii) any other commercial paper conduit as may from time to time become a Lender hereunder in accordance with the terms of this Agreement to the extent, in the case of this clause (ii) that the Borrower and the Administrative Agent have consented in writing to such Lender being treated as a “Conduit Lender” for purposes of this Agreement.

“Conduit Lender Obligations” means, with respect to any Conduit Lender, all such Conduit Lender’s obligations (for purposes of this definition, such obligations being determined without giving effect to Section 9.17(a)) to make any payment to the Borrower, any Lender, the Administrative Agent, the Collateral Agent or any Issuing Bank under this Agreement or any other Loan Document to which such Conduit Lender is a party.

“Conduit Shortfall Borrowing” means an ABR Borrowing requested by the Borrower following the failure of a Conduit Lender to pay a Conduit Lender Obligation when due in accordance with the terms of this Agreement (but prior to payment of such Conduit Lender Obligation by such Conduit Lender’s Conduit Support Provider), in an amount not to exceed such Conduit Lender Obligation.

“Conduit Support Provider” means, with respect to any Conduit Lender, (i) in the case of Mountcliff Funding LLC, Société Générale (or, to the extent agreed in writing by the Administrative Agent and the Borrower, any other Person that has executed a supplement to this Agreement in form satisfactory to the Administrative Agent agreeing to be Mountcliff Funding LLC’s Conduit Support Provider for purposes of this Agreement and including a supplement to Schedule X containing such Person’s notice details) and (ii) in the case of any other Conduit Lender, the Person that has, with the consent of the Borrower and the Administrative Agent, executed a supplement to this Agreement in form satisfactory to the Administrative Agent agreeing to be such Conduit Lender’s Conduit Support Provider for purposes of this Agreement and including a supplement to Schedule X containing such Person’s notice details.

“Confidential Rate” means, each COF Rate, collectively or individually as the context may require.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means any Subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Code).

“Covered Debt Amount” means, on any date, (a) all of the Revolving Credit Exposures and all outstanding Term Loans of all Lenders on such date plus (b) the aggregate amount of outstanding Permitted Indebtedness (including Other Pari Passu Secured Indebtedness but excluding Notes Priority Secured Indebtedness) on such date plus (c) the aggregate amount of any Indebtedness incurred pursuant to Section 6.01(g) minus (d) the LC Exposures fully cash collateralized on such date pursuant to Section 2.04(k) and the last paragraph of Section 2.08(a) or otherwise backstopped in a manner reasonably satisfactory to the relevant Issuing Bank; provided that all Unsecured Longer-Term Indebtedness shall be excluded from the calculation of the Covered Debt Amount, in each case, until the date that is 9 months prior to the scheduled maturity or amortization payment date of such Unsecured Longer-Term Indebtedness; plus (e) Hedging Obligations (as defined in the Guarantee and Security Agreement) (other than Hedging Obligations arising from Hedging Agreements entered into pursuant to Section 6.04(c)).

“CP Senior Obligations” means, with respect to any Conduit Lender, the commercial paper notes and any other senior indebtedness owing by such Conduit Lender from time to time.

“Credit Default Swap” means any credit default swap entered into as a means to (i) invest in bonds, notes, loans, debentures or securities on a leveraged basis or (ii) hedge the default risk of bonds, notes, loans, debentures or securities.

“Credit Facility First Priority Collateral” has the meaning set forth in the Guarantee and Security Agreement.

“Currency” means Dollars or any Foreign Currency.

“Custodian” means each of State Street Bank and Trust Company, Deutsche Bank Trust Company Americas and/or any other financial institution mutually agreeable to the Collateral Agent and the Borrower, as custodian holding documentation for Portfolio Investments and accounts of the Borrower and/or any other Obligor holding Portfolio Investments, on behalf of the Borrower or such Obligor or any successor in such capacity, pursuant to a Custodian Agreement.  The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Custodian Agreement” means so long as such agreement is in full force and effect, (a) with respect to the Borrower, the Custodian Agreement dated as of November 14, 2011 by and among the Borrower and State Street Bank and Trust Company, (b) with respect to Foxfields Funding LLC, Berwyn Funding LLC, Bryn Mawr Funding LLC, EP American Energy Investments, Inc. and each Designated REI Subsidiary Guarantor, the Custodian Agreement dated as of December 10, 2013 by and among such Obligors and State Street Bank and Trust Company, (c) with respect to FSEP Term Funding, LLC, a custodian agreement by and among FSEP Term Funding, LLC and Deutsche Bank Trust Company Americas in form and substance reasonably acceptable to the Collateral Agent or (d) any other custodian agreement by and among an Obligor and a Custodian in form and substance substantially similar to a Custodian Agreement described in clauses (a), (b) or (c) or otherwise reasonably acceptable to the Collateral Agent.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has, as determined by the Administrative Agent, (a) failed to fund any portion of its Loans or participations in Letters of Credit within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loan, such Lender notifies the Administrative Agent and the Borrower in writing that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent and the Borrower in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements to which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s commercially reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with any applicable default shall be specifically identified in such writing or such public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (f) become the subject of a Bail-in Action or has a parent company that has become the subject of a Bail-in Action (unless in the case of any Lender referred to in this clause (f) the Borrower, the Administrative Agent and the Issuing Bank shall be satisfied in the exercise of their respective reasonable discretion that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in each case of clauses (i) and (ii), where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated REI Subsidiary Guarantor” means each of EP Altus Investments, LLC, EP Burnett Investments, Inc., EP Synergy Investments, Inc., FS Energy Investments, LLC, FSEP Investments, Inc.,

FSEP-BBH, Inc. and any other direct or indirect subsidiary of the Borrower designated from time to time as a “Designated REI Subsidiary Guarantor”.

“Designated Subsidiary” means:

(a)                                 (1) Gladwyne Funding LLC and (2) any other direct or indirect Subsidiary of the Borrower designated by the Borrower as a “Designated Subsidiary,” which, in the case of any entity in clause (1) or (2), meets the following criteria:

(i)                                to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Cash or Portfolio Investments, and which engages in no material activities other than in connection with the purchase or financing of such assets;

(ii)                                no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (A) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (B) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (C) subjects any property of any Obligor (other than property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary or any equity of such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;

(iii)                                 with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets; and

(iv)           to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings; or

(b)                                 a direct or indirect Subsidiary of the Borrower designated by the Borrower as a “Designated Subsidiary” and which satisfies each of the foregoing criteria set forth in clauses (a)(ii), (iii) and (iv);

(c)                                  any passive holding company that is designated by the Borrower as a Designated Subsidiary, so long as:

(i)                                such passive holding company is the direct parent of a Designated Subsidiary referred to in clause (a);

(ii)                                such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a Designated Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a Designated Subsidiary referred to in clause (a)) or liabilities;

(iii)                                 all of the Equity Interests of such passive holding company are owned directly by the Borrower or such other Obligor and are pledged as Collateral for the Secured Obligations (as defined in the Guarantee and Security Agreement) and the Collateral

Agent has a first-priority Lien (subject to no Liens other than Liens permitted by Section 6.02) on such Equity Interests to the extent constituting Credit Facility First Priority Collateral  or Shared Collateral to secure the Credit Facility Obligations and (ii) a second-priority Lien (subject to no Liens other than Liens permitted by Section 6.02) on such Equity Interests to the extent constituting Secured Notes Priority Collateral to secure the Credit Facility Obligations;

(iv)          neither the Borrower nor such other Obligor has any contract, agreement, arrangement or understanding with such passive holding company; and

(v)                                 neither the Borrower nor such other Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results;

(d)                                 any SBIC Subsidiary;

(e)                                  any Immaterial Subsidiary;

(f)                                   Subsidiaries that are (i) Controlled Foreign Corporations, (ii) Subsidiaries of Controlled Foreign Corporations, or (iii) FSHCOs; or

(g)                                  any Subsidiary to the extent a guarantee of the Credit Facility Obligations (as defined in the Guarantee and Security Agreement) and a pledge of the assets thereof in support of such guarantee is contractually prohibited by applicable law, rule or regulations or by any contractual obligations existing on the Effective Date or on the date such Subsidiary is acquired or which would require governmental (including regulatory) consent, approval, license or authorization or the consent of any third-party holder of the Equity Interests thereof.

Any such designation under clause (a)(2), (b) or (c) by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions set forth in clause (a)(2), (b) or (c), as applicable and, in the case of any designation pursuant to clause (a), that after giving effect to such designation, the Borrower is in compliance with Section 6.03(d).  Each Subsidiary of a Designated Subsidiary shall be deemed to be a Designated Subsidiary and shall comply with the foregoing requirements of this definition.  The parties hereby agree that the Subsidiaries identified as Designated Subsidiaries on Schedule IV hereto shall each constitute a Designated Subsidiary so long as they comply with the foregoing requirements of this definition.

“Disqualified Equity Interests” means stock of the Borrower that after its issuance is subject to any agreement between the holder of such stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate all such stock, other than (x) as a result of a change of control or asset sale or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of stock.

“Disqualified Lenders” means, (i) those Persons that have been identified by the Borrower in writing to the Lead Arrangers prior to the Effective Date, (ii) any Person that is identified by the Borrower in writing to the Administrative Agent and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (iii) Affiliates of any Person identified in clauses (i) or (ii) above that are either identified in writing to the Administrative Agent by the Borrower from time to time or readily identifiable solely based on similarity of such Affiliate’s name.  The identification of a Disqualified Lender after the Effective Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or Commitment (or any Person that, prior to such identification, has entered into a bona fide and binding trade for either of the foregoing and has not yet acquired such assignment or participation); provided, that (i) no designation or a Person as a Disqualified Lender may be made at any time a Default or Event of Default has occurred and is continuing and (ii) any designation of a Person as a Disqualified Lender shall not be effective until the Business Day after written notice thereof by the Borrower to the Administrative Agent in accordance with the next succeeding sentence.  Any supplement or other modification to the list of Persons identified as Disqualified Lenders shall be e-mailed to the Administrative Agent at JPMDQcontact@JPMorgan.com.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Agreed Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of dollars with the Agreed Foreign  Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent or applicable Issuing Bank using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank using any method of determination it deems appropriate in its sole discretion.

“Dollar Revolving Commitment” means, with respect to each Dollar Revolving Lender, the commitment of such Dollar Revolving Lender to make Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Dollar Revolving Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Dollar Revolving Commitments is $106,666,666.66.

“Dollar Revolving Lender” means the Persons listed on Schedule I as having Dollar Revolving Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Dollar Revolving Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Dollar Revolving Loan” means a Loan denominated in Dollars made by a Dollar Revolving Lender pursuant to Section 2.01(a).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.  As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041(c) of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or a “complete withdrawal” or “partial withdrawal” (within the meanings of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Borrower or any of its ERISA Affiliates or a determination that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” refers to the lawful money of the Participating Member States.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars or an Agreed Foreign Currency and are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to (A) any Eurocurrency Borrowing in any LIBOR Quoted Currency and for any applicable Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (B) any Eurocurrency Borrowing in any Non-LIBOR Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate as of the Specified Time and on the Quotation Day for such Non-LIBOR Quoted Currency and Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Entities” means any Subsidiary covered by clause (a), (b), (c) or (d) of the definition of “Designated Subsidiary.”

“Excluded Subsidiaries” means the entities identified as Excluded Subsidiaries in Schedule VIII hereto and each Designated Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by any jurisdiction as a result of such recipient being organized under the laws of or having its principal office located or, in the case of any Lender, its applicable lending office located in such jurisdiction, or that are Other Connection Taxes, (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, in each case, imposed by any jurisdiction described in clause (a), (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any United States federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (d) any United States federal withholding Taxes imposed under FATCA and (e) any Tax imposed as a result of the Administrative Agent’s or such Lender’s or Issuing Bank’s failure to comply with Sections 2.16(e).

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Obligor not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests by the Borrower or proceeds of any Asset Sale of, Return of Capital received by or issuances of Indebtedness by, any Obligor); provided, however, that Extraordinary Receipts shall not include any (v) taxes paid or reasonably estimated to be payable by such Obligor as a result of such cash receipts (after taking into account any available tax credits or deductions), (w) amounts such Obligor receives from the Administrative Agent or any Lender pursuant to Section 2.16(h),  (x) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto, (y) any costs, fees, commissions, premiums and expenses incurred by such Obligor directly incidental to such cash receipts, including reasonable legal fees and expenses or (z) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, rules or official guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“FSHCO” means any Subsidiary of the Borrower that has no material assets other than equity in one or more Subsidiaries of the Borrower that are Controlled Foreign Corporations.

“Final Maturity Date” means the earliest to occur of (a) February 16, 2023 and (b) the date on which the Commitments have been terminated in full and the aggregate amount of Loans outstanding has been repaid in full and all other obligations of the Borrower hereunder have been paid in full (other than any Unasserted Contingent Obligations).

“Financial Officer” means the chief executive officer, chief operating officer, president, co-president, executive vice president, chief financial officer, principal accounting officer, chief accounting officer, treasurer, assistant treasurer, controller, assistant controller, chief legal officer or chief compliance officer of the Borrower.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent,” as reasonably determined by the Administrative Agent.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gladwyne Facility” means the Credit Agreement, dated as of April 19, 2017, among Gladwyne Funding LLC, Goldman Sachs Bank USA, as lender, sole lead arranger and administrative agent, Citibank, N.A., as collateral agent, and Virtus Group, LP, as collateral administrator.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement dated as of the Effective Date between the Borrower, the Subsidiary Guarantors, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Other Pari Passu Secured Indebtedness, and the Collateral Agent.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as is approved by the Collateral Agent) between the Collateral Agent and an entity that, pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Collateral Agent shall request, consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, Credit Default Swap, total return swap, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary of any Obligor that owns (A) legally or beneficially, assets (including, without limitation, Portfolio Investments) which in the aggregate have a value of $5,000,000 or less provided that, in the aggregate, Immaterial Subsidiaries of the Borrower may not own, legally or beneficially, assets with a value greater than $25,000,000 or (B) that primarily owns portfolio investments (other than Portfolio Investments) that are Restricted Equity Interests, unless, in the case of any such Subsidiary, such Subsidiary is an Designated REI Subsidiary Guarantor or the Borrower otherwise designates in writing to the Collateral Agent that such Subsidiary is not to be an Immaterial Subsidiary and that such Borrower will comply with the requirements of Section 5.08 with respect to such Subsidiary.

“Increasing Lender” has the meaning assigned to such term in Section 2.07(e).

“Indebtedness” of any Person means, without duplication, (a) (i) all obligations of such Person for borrowed money or (ii) with respect to deposits or advances of any kind that are required to be accounted for under GAAP as a liability on the financial statements of such Person (other than deposits received in connection with a Portfolio Investment of such Person in the ordinary course of such Person’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(c)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness).  Notwithstanding the foregoing, “Indebtedness” shall not include (v) indebtedness of such Person on account of the sale by such Person of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860, (w) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (x) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment, (y) any accrued incentive, management or other fees to an investment manager or its affiliates (regardless of any deferral in payment thereof), or (z) non-recourse liabilities for participations sold by any Person in any Bank Loan.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Valuation Provider” means an independent third-party valuation firm, including, Murray, Devine & Co., Houlihan Lokey, Duff & Phelps, Lincoln Advisors, Valuation Research Corporation, Alvarez & Marsal and any other person reasonably acceptable to the Borrower and the Administrative Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06 substantially in the form of Exhibit G or such other form as is reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing in a LIBOR Quoted Currency, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, (b) with respect to any Eurocurrency Borrowing in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the next calendar month and (c) with respect to any Eurocurrency Borrowing in AUD, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or, with respect to such portion of any Loan or Borrowing made to the Borrower that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request, as the Borrower may elect; provided, that any Interest Period (other than an Interest Period that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition), (i) that would end on a day other than a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Loan is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Interpolated Rate” means, at any time, for any Interest Period for any Borrowing, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the applicable Screen Rate for the longest period for which the applicable Screen Rate is available for the applicable Currency) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which that applicable Screen Rate is available for the applicable Currency) that exceeds the Impacted Interest Period, in each case, at such time (it being understood that, in the case of the CDOR Screen Rate, no Interpolated Rate shall be available for a period of less than one month).

“Investment” means, for any Person:  (a) Equity Interests, bonds, notes, debentures, royalty interests, net profit interests or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any advances to employees, officers, directors and consultants of the Borrower or any of its Subsidiaries for travel, entertainment, business and moving expenses and other similar expenses in the ordinary course of business); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” has the meaning assigned to such term in Section 3.11(c).

“Issuing Bank” means (i) each of JPMCB and Société Générale, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(j) and (ii) any other Lender reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue

Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(j).  Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto or a reference to each Issuing Bank, as the context may require.

“Issuing Bank Sublimit” shall mean, for each Issuing Bank, an amount equal to $25,000,000 (or such lesser or greater amount as may be agreed among the Borrower and the applicable Issuing Bank from time to time (but only in respect of such Issuing Bank)).

“Joint Lead Arrangers” means JPMCB, SG Americas Securities, LLC and BMO.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Dollar Equivalent undrawn amount of all outstanding Letters of Credit at such time (including any Letter of Credit for which a draft has been presented but not yet honored by the Issuing Bank) plus (b) the aggregate Dollar Equivalent amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Multicurrency Percentage of the total LC Exposure at such time.

“Lenders” means, collectively, the Dollar Revolving Lenders, the Multicurrency Revolving Lenders and the Term Loan Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.04(k).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Sublimit” means $50,000,000.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable LIBOR Quoted Currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall not be available at such time then the LIBO Screen Rate shall be the Interpolated Rate; provided that if the LIBO Screen Rate as so determined shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR” means, for any Currency, the rate at which deposits denominated in such Currency are offered to leading banks in the London interbank market (or, in the case of Pounds Sterling, in the eurocurrency market).

“LIBOR Quoted Currency” means Dollars, Euros and Pounds Sterling.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Local Screen Rate” means the CDOR Screen Rate and the AUD Screen Rate.

“Mandatory Prepayment Commencement Date” means the Revolving Facility Commitment Termination Date.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Investments of the Borrower and its Subsidiaries), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit, Hedging Agreements and total return swaps), of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $25,000,000, (b) obligations in respect of one or more Hedging Agreements (other than total return swaps) under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and the Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $25,000,000, and (c) obligations in respect of any total return swap under which the outstanding notional value less all of the collateral supporting such total return swap at such time would exceed $25,000,000.

making a “Modification Offer” as required by the definition of Other Pari Passu Secured Indebtedness, Notes Priority Secured Indebtedness or Unsecured Longer-Term Indebtedness, means, that at least 10 Business Days (or such shorter period as is practicable if 10 Business Days is not practicable)

prior to the incurrence of such Other Pari Passu Secured Indebtedness or Unsecured Longer-Term Indebtedness, the Borrower shall have provided notice to the Administrative Agent of the terms thereof that do not satisfy the requirements for such type of Indebtedness set forth in the respective definitions herein, which notice shall contain reasonable detail of the terms thereof and an unconditional offer by the Borrower to amend this Agreement to the extent necessary such that the financial covenants and Events of Default, as applicable, in this Agreement shall be as restrictive as such provisions in such Other Pari Passu Secured Indebtedness, Notes Priority Secured Indebtedness or Unsecured Longer-Term Indebtedness, as applicable.  If any such Modification Offer is accepted by the Required Lenders within 10 Business Days of receipt of such offer, this Agreement shall be deemed automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to reflect all or some of such more restrictive financial covenants or events of default as elected by the Required Lenders.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multicurrency Revolving Commitment” means, with respect to each Multicurrency Revolving Lender, the commitment of such Multicurrency Revolving Lender to make Loans, and to acquire participations in Letters of Credit denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Multicurrency Revolving Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Multicurrency Revolving Commitments is $283,333,333.34.

“Multicurrency Revolving Lender” means the Persons listed on Schedule I as having Multicurrency Revolving Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Revolving Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in accordance with the terms hereof.

“Multicurrency Revolving Loan” means a Loan denominated in Dollars or in an Agreed Foreign Currency under the Multicurrency Revolving Commitments pursuant to Section 2.01(b).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates makes any contributions.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to (i) the sum of Cash payments and Cash Equivalents received by the Obligors from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) (w) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time, or within 30 days after, the date of such Asset Sale, (x) any costs, fees, commissions, premiums and expenses incurred by any Obligor directly incidental to such Asset Sale, including reasonable legal fees and expenses, (y) all taxes paid or reasonably estimated to be payable by any Obligor as a result of such Asset Sale (after taking into account any available tax credits or deductions), and (z) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by any Obligor in connection with such Asset Sale; provided that, if the amount of any estimated reserves pursuant to this clause (z) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Asset Sale, the aggregate amount of such excess shall constitute Net Asset Sale Proceeds (as of the date the Borrower determines such excess exists).

“Non-LIBOR Quoted Currency” means Canadian Dollars and AUD.

“Notes Priority Secured Indebtedness” means (i) the Secured Notes and (ii) any Indebtedness of an Obligor (which may be Guaranteed by one or more other Obligors) that, in each case, (a) is secured pursuant to the Security Documents as described in clause (d) of this definition, (b) has no amortization prior to (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per year), and a final maturity date not earlier than six months after the Final Maturity Date, except to the extent such mandatory redemption is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) (it being understood that neither the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof), nor any mandatory prepayment provisions as a result of any borrowing base or collateral base deficiency, in any case shall constitute “amortization” for the purposes of this definition, (c) is incurred pursuant to documentation that, taken as a whole, is not materially more restrictive than market terms for substantially similar debt of other similarly situated borrowers as determined by the chief financial officer of the Borrower in his or her reasonable judgment or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants, covenants governing the borrowing base and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in credit agreements generally and provisions relating to requirements with respect to the value of the Secured Notes Priority Collateral), which shall be not materially more restrictive upon the Borrower and its Subsidiaries, while any Commitments or Loans are outstanding, than those set forth in this Agreement; provided that, the Borrower may incur any Notes Priority Secured Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (c) if it has duly made a Modification Offer (it being understood that put rights or repurchase or redemption obligations arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default shall not be deemed to be more restrictive for purposes of this definition), and (d) is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which, or the agent, trustee or representative of such holders have agreed to be bound by the provisions of the Security Documents applicable to Notes Priority Secured Indebtedness.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate for such day and (b) the Overnight Bank Funding Rate for such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Pari Passu Secured Indebtedness” means, as at any date, Indebtedness (other than Indebtedness under this Agreement) of an Obligor (which may be Guaranteed by one or more other Obligors) that (a) is secured pursuant to the Security Documents as described in clause (d) of this definition, (b) has no amortization prior to (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per year), and a final maturity date not earlier than six months after the Final Maturity Date (it being understood that neither the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof), nor any mandatory prepayment provisions as a result of any borrowing base or collateral base deficiency, in any case shall constitute “amortization” for the purposes of this definition, provided that if any mandatory prepayment is required under such Other Pari Passu Secured Indebtedness, the Borrower shall offer to repay Loans (and provide cover for Letters of Credit) in an amount at least equal to the Lenders ratable share of such payment, (c) is incurred pursuant to documentation that, taken as a whole, is not materially more restrictive than market terms for substantially similar debt of other similarly situated borrowers as determined by the chief financial officer of the Borrower in his or her reasonable judgment or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants, covenants governing the borrowing base and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally), which shall be no more restrictive upon the Borrower and its Subsidiaries, while any Commitments or Loans are outstanding, than those set forth in this Agreement; provided that, the Borrower may incur any Other Pari Passu Secured Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (c) if it has duly made a Modification Offer (it being understood that put rights or repurchase or redemption obligations arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default shall not be deemed to be more restrictive for purposes of this definition)), and (d) is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which, or the agent, trustee or representative of such holders have agreed to be bound by the provisions of the Security Documents applicable to Other Pari Passu Secured Indebtedness.

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of any Obligor’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, receipt of payments under, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Participation Interest” means a participation interest in a loan (and not an “instrument” or “security” for purposes of the Uniform Commercial Code) that at the time of acquisition satisfies each of the following criteria: (a) such loan would constitute a Portfolio Investment were it acquired directly by the Borrower or any other Obligor, (b) the seller of the participation is an Excluded Subsidiary of the Borrower, (c) the entire purchase price for such participation is paid in full at the time of its acquisition, and (d) the participation provides the participant all of the economic benefit and risk of the whole or part of such Portfolio Investment that is the subject of such participation.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation as referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Equity Interests” means stock of the Borrower that after its issuance is not subject to any agreement between the holder of such stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such stock unless such Permitted Equity Interests satisfy the applicable requirements set forth in the definition of “Unsecured Longer-Term Indebtedness” and are treated as Unsecured Longer-Term Indebtedness.

“Permitted Indebtedness” means, collectively, Other Pari Passu Secured Indebtedness, Notes Priority Secured Indebtedness and Unsecured Longer-Term Indebtedness.

“Permitted Liens” means:  (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens in respect of employee benefit plans arising under ERISA or Section 4975 of the Code) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts

(other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff, banker’s lien, security interest or other like right upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities, charges for returning items and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (i) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not interfere with or affect in any material respect the ordinary course conduct of the business of the Borrower and its Subsidiaries; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); and (k) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder.

“Permitted SBIC Guarantee” means a guarantee by the Borrower of SBA Indebtedness of an SBIC Subsidiary on SBA’s then applicable form (or the applicable form at the time such guarantee was entered into).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Portfolio Investment” means any investment (which, for the avoidance of doubt, may be in the form of a direct investment by an Obligor or in the form of a Participation Interest) held by the Obligors in their asset portfolio or consisting of an equity interest in an Excluded Subsidiary (and solely for purposes of determining the Borrowing Base, and of Sections 6.02(d), 6.03(d) and 6.04(d) and clause (p) of Article VII, Cash and Cash Equivalents, excluding Cash pledged as cash collateral for Letters of Credit).  Without limiting the generality of the foregoing, it is understood and agreed that any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Excluded Subsidiary, or held by any Controlled Foreign Corporation, Subsidiary of a Controlled Foreign Corporation or FSHCO, shall not be treated as Portfolio Investments.  Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provides that, for purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

“Pounds Sterling” means the lawful currency of England.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, commencing on September 30, 2018.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the Currency is Canadian Dollars, AUD or Pounds Sterling, the first day of such Interest Period, (ii) if the Currency is Euro, two TARGET Days before the first day of such Interest Period, and (iii) for any other Currency, two Business Days prior to the commencement of such Interest Period the Business Day (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such Currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days).

“Quoted Investments” has the meaning set forth in Section 5.12(b)(ii)(A).

“Refinancing” means the refinancing of all outstanding Indebtedness of the Borrower and its Subsidiaries (other than the Gladwyne Facility) outstanding immediately prior to the Effective Date other than Indebtedness permitted to remain outstanding pursuant to Sections 6.01(d), (e), (f), (j) and (k).

“Register” has the meaning set forth in Section 9.04.

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total outstanding Term Loans, Revolving Credit Exposures and unused Commitments at such time.  The Required Lenders of a Class (which shall include the terms “Required Dollar Revolving Lenders” and “Required

Multicurrency Revolving Lenders”) means Lenders having outstanding Term Loans, Revolving Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total outstanding Term Loans, Revolving Credit Exposures and unused Commitments of such Class at such time; provided that the Revolving Credit Exposures and unused Commitments of any Defaulting Lenders shall be disregarded in the determination of Required Lenders of a Class to the extent provided for in Section 2.18.

“Responsible Officer” means the president, Financial Officer or other executive officer of the Borrower.

“Restricted Equity Interests” means any Equity Interests if  the grant of a security interest therein would constitute or result in a breach or termination pursuant to the terms of, or a default under, the terms thereunder or under any contract, property rights, obligation, instrument or agreement related thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower (other than any equity awards granted to employees, officers, directors and consultants of the Borrower or any of its Affiliates), provided, for clarity, neither the conversion of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with capital stock (other than interest or expenses or fractional shares, which may be payable in cash) shall be a Restricted Payment hereunder.

“Return of Capital” means any return of capital received by the Obligors in respect of the outstanding principal of any Portfolio Investment (whether at stated maturity, by acceleration or otherwise) and any net cash proceeds of the sale of any property or assets pledged as collateral in respect of such Portfolio Investment to the extent the Obligor is permitted to retain all such proceeds (under law or contract) minus all taxes paid or reasonably estimated to be payable by the Borrower or the relevant Subsidiaries as a result of such return of capital or receipt of proceeds (after taking into account any available tax credits or deductions) minus any costs, fees, commissions, premiums and expenses incurred the Obligors directly incidental to such return of capital or receipt of proceeds, including reasonable legal fees and expenses.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Agreed Foreign Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Agreed Foreign Currency and (iii) such additional dates as the Administrative Agent shall reasonably and in good faith determine or the Required Lenders shall reasonably and in good faith require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Agreed Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Agreed Foreign Currency and (iv) such additional dates as the Administrative Agent shall reasonably and in good faith determine or the Required Lenders shall reasonably and in good faith require.

“Revolving Commitment” means, collectively, the Dollar Revolving Commitments and the Multicurrency Revolving Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time.

“Revolving Dollar Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time made or incurred under the Dollar Revolving Commitments.

“Revolving Facility Commitment Termination Date” means February 16, 2022.

“Revolving Loan” means the Dollar Revolving Loans and the Multicurrency Revolving Loans.

“Revolving Multicurrency Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding Dollar Equivalent of such Lender’s Loans at such time, made or incurred under the Multicurrency Revolving Commitments, and its LC Exposure.

“RIC” means a person qualifying for treatment as a “regulated investment company” under Sub-chapter M of the Code.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea,  Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person subject of any Sanctions administered or enforced by, or listed in any Sanctions-related list of designated Persons maintained by, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority having jurisdiction over the Borrower or its Subsidiaries or any Lender, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).”Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority having jurisdiction over the Borrower or its Subsidiaries or any Lender.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Equity Commitment” means a commitment by the Borrower to make one or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means any Subsidiary of the Borrower (or such Subsidiary’s general partner or manager entity) that is (x) either (i) a small business investment company licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) pursuant to the Small Business Investment Act of 1958, as amended or (ii) any wholly-owned, directly or indirectly, Subsidiary of an entity referred to in clause (i)

of this definition and (y) designated by the Borrower (as provided below) as an SBIC Subsidiary, so long as:

(a)                                 other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Borrower make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of SBA Indebtedness (provided that such contribution is permitted by Section 6.03(d) and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness;

(b)                                 other than pursuant to a Permitted SBIC Guarantee, neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower or such Subsidiary;

(c)                                  neither the Borrower nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(d)                                 such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of any one or more of the Obligors.

Any designation by the Borrower under clause (y) above shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“Screen Rate” means the LIBO Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.

“Secured Notes” means $500.0 million aggregate principal amount of senior secured notes due 2023 issued by the Borrower on the Effective Date under the Secured Notes Indenture.

“Secured Notes Priority Collateral” has the meaning set forth in the Guarantee and Security Agreement.

“Secured Notes Indenture” means that certain indenture, dated as of the Effective Date, by and between the Borrower and U.S. Bank National Association, as trustee.

“Secured Parties” has the meaning set forth in the Guarantee and Security Agreement.

“Security Documents” means, collectively, the Guarantee and Security Agreement, the Collateral Agency Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, intercreditor agreements, control agreements and other instruments executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder).

“Shared Collateral” has the meaning set forth in the Guarantee and Security Agreement.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“Significant Subsidiary” means, at any time of determination, any (a) Obligor or (b) any other Subsidiary that, on a consolidated basis with its Subsidiaries, has aggregate assets or aggregate revenues greater than 10% of the aggregate assets or aggregate revenues of the Borrower and its Subsidiaries, taken as a whole, at such time.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest or such issuer’s affiliates, provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 11:00 a.m. Toronto, Ontario time, (ii) in relation to a Loan in a LIBOR Quoted Currency, as of 11:00 a.m., London time, and (iii) in relation to a Loan in AUD, as of 11:00 a.m., Sydney, Australia time.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan securitizations.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the applicable maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any

Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Domestic Subsidiary of the Borrower that is a guarantor under the Guarantee and Security Agreement.  It is understood and agreed that Excluded Subsidiaries shall not be required to be Subsidiary Guarantors.

“Syndication Agent” means Société Générale, in its capacity as syndication agent hereunder.

“TARGET Day” means any day on which the TARGET2 is open.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means an all-cash tender offer for the Borrower’s shares of common stock that may be proposed to be commenced in connection with the initial listing of the Borrower’s shares of common stock.

“Term Loan” means a Loan denominated in Dollars made by a Term Lender pursuant to Section 2.01(c).

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Term Loans hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Term Loan Commitments is $195,000,000.

“Term Loan Lender” means the Persons listed on Schedule I as having Term Loan Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Term Loan Commitment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Termination Date” means the date on which the Commitments have expired or been terminated and the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder (other than Unasserted Contingent Obligations) shall have been paid in full and all Letters of Credit shall have (v) expired, (w) terminated, or (x) been cash collateralized, or otherwise been backstopped, in each case, in a manner reasonably acceptable to the relevant Issuing Bank and all LC Disbursements then outstanding shall have been reimbursed.

“Transactions” means (i) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder on the Effective Date, (ii) the issuance and sale of the Secured Notes, (iii) the consummation of the Refinancing and (iv) the payment of all fees, costs and expenses in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“Unasserted Contingent Obligations” means all (i) unasserted contingent indemnification obligations not then due and payable and (ii) unasserted expense reimbursement obligations not then due and payable.  For the avoidance of doubt, “Unasserted Contingent Obligations” shall not include any reimbursement obligations in respect of any Letter of Credit.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unquoted Investments” has the meaning set forth in Section 5.12(b)(ii)(B).

“Unsecured Longer-Term Indebtedness” means any Indebtedness of an Obligor (which may be Guaranteed by one or more other Obligors) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Final Maturity Date except to the extent such mandatory redemption is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) (it being understood that the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest or expenses or fractional shares (which may be payable in cash)) shall not constitute “amortization” for the purposes of this definition), (b) is incurred pursuant to terms that are substantially comparable (or more favorable than market) to market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Borrower, or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (in each case, other than financial covenants, covenants governing the borrowing base and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions to this Agreement or credit agreements generally), which shall be no more restrictive upon the Borrower and its Subsidiaries, while any Commitments or Loans are outstanding, than those set forth in this Agreement; provided that, the Borrower may incur any Unsecured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b) if it has duly made a Modification Offer (it being understood that put rights or repurchase or redemption obligations arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or be Events of Default shall not be deemed to be more restrictive for purposes of this definition)), and (c) is not secured by any assets of any Obligor.  For the avoidance of doubt, Unsecured Longer-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Longer-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition.  Notwithstanding the foregoing, the term Unsecured Longer-Term Indebtedness shall include any Disqualified Equity Interests and Permitted Equity Interests so long as the Borrower is not permitted or required to purchase, redeem, retire, acquire, cancel or terminate any such Equity Interest (other than (x) as a result of a change of control or asset sale or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, Equity Interest) prior to the date that is six months after the Maturity Date.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Valuation Policy” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Value” has the meaning assigned to such term in Section 5.13.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.                              Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan,” “Dollar Revolving Loan” or “Multicurrency Revolving Loan”), by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., a “Multicurrency Eurocurrency Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Dollar Borrowing” or “Multicurrency Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Multicurrency Eurocurrency Borrowing”).  Loans and Borrowings may also be identified by Currency.

SECTION 1.03.                              Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein), (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  For the avoidance of doubt, any cash payment (other than any cash payment on account of interest) made by the Borrower in respect of any conversion features in any convertible securities that may be issued by the Borrower shall constitute a “regularly scheduled payment, prepayment or redemption of principal and interest” within the meaning of clause (a) of Section 6.12.  Solely for purposes of this Agreement,  any references to “obligations” owed by any Person under any Hedging Agreement shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement were terminated at such time (after giving effect to any netting agreement).

SECTION 1.04.                              Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower, Administrative Agent and Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by the Borrower, the Administrative Agent and the Required Lenders, the Borrower’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standards Board Accounting Standards Codification 820 (or any other Financial Accounting Standard having a similar result or effect), Financial Accounting Standard No. 159 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standards Board Accounting Standards Codification 820, Financial Accounting Standard No. 159 (or such successor standard solely as it relates to fair valuing liabilities) or, in the case of liabilities acquired in an acquisition, Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).  The Borrower shall at all times continue to account for total return swaps as they are accounted for in the Borrower’s consolidated financial statements for the year ended December 31, 2017.

SECTION 1.05.                              Currencies; Currency Equivalents.

(a)                                 Currencies Generally.  At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Effective Date.  For purposes of determining (i) the Covered Debt Amount and (ii) the Borrowing Base or the Value of any Portfolio Investment, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or Portfolio Investment, as the

case may be, determined as of the date of such Borrowing or Letter of Credit (determined in accordance with the last sentence of the definition of the term “Interest Period”) or the date of valuation of such Portfolio Investment, as the case may be.  Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).  Without limiting the generality of the foregoing, for purposes of determining compliance with any basket in this Agreement, in no event shall the Borrower or any Obligor be deemed to not be in compliance with any such basket solely as a result of a change in exchange rates.

(b)                                 The Administrative Agent (or, in the case of an LC Disbursement, the applicable Issuing Bank), shall determine the exchange rate to be used in determining the Dollar Equivalent Amount of outstanding Loans and Letters of Credit as of each Revaluation Date. Such exchange rates shall become effective as of such Revaluation Date and shall, except as contemplated by paragraph (a) above, be the exchange rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(c)                                  Special Provisions Relating to Euro.  Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency.  If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Effective Date; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

SECTION 1.06.                              Interest Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Adjusted Eurocurrency Rate” or with respect to any comparable or successor rates thereto, or replacements rate therefor.

ARTICLE II

THE CREDITS

SECTION 2.01.                              The Commitments.  Subject to the terms and conditions set forth herein:

(a)                                 each Dollar Revolving Lender severally agrees to make Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Revolving Commitment, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Lenders exceeding the Dollar Revolving Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect;

(b)                                 each Multicurrency Revolving Lender severally agrees to make Multicurrency Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Revolving Commitment, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Lenders exceeding the Multicurrency Revolving Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect;

(c)                                  each Term Loan Lender severally agrees to make a Term Loan to the Borrower in a single draw on the Effective Date in an aggregate principal amount equal to such Lender’s Term Loan Commitment; and

(d)                                 The Borrower may reallocate all or a portion (in an amount of at least $10,000,000) of any Lender’s Dollar Revolving Commitments to Multicurrency Revolving Commitments or all or a portion (in an amount of at least $10,000,000) of any Lender’s Multicurrency Revolving Commitments to Dollar Revolving Commitments, by written notice to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent and with the written consent of any Lender whose commitment is being reallocated.  Upon such reallocation, (i) the specified amount of such Lender’s Dollar Revolving Commitments or Multicurrency Revolving Commitments, as applicable, shall be deemed to be converted to an increase in such Multicurrency Revolving Commitments or Dollar Revolving Commitments, as applicable, for all purposes hereof and (ii) each Revolving Lender shall purchase or sell Dollar Revolving Loans and/or Multicurrency Revolving Loans, as applicable, at par to the other Lenders as specified by the Administrative Agent in an amount necessary such that, after giving effect to all such purchases and sales, each Revolving Lender shall have funded its pro rata share of the entire amount of the then outstanding Dollar Revolving Loans and Multicurrency Revolving Loans.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Term Loans that are prepaid may not be reborrowed.

SECTION 2.02.                              Loans and Borrowings.

(a)                                 Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the same Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Type of Loans.  Subject to Section 2.12, (i) each Borrowing of a Class shall be constituted entirely of ABR Loans or of Eurocurrency Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith.  Each Borrowing denominated in an Agreed Foreign Currency shall be constituted entirely of Eurocurrency Loans.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts.  Each Borrowing (whether Eurocurrency or ABR), other than a Conduit Shortfall Borrowing, shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000 or, with respect to any Agreed Foreign Currency, such smaller minimum amount as may be agreed to by the Administrative Agent; provided that a Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by Section 2.04(f).  Borrowings of more than one Class, Currency and Type may be outstanding at the same time.

(d)                                 Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Final Maturity Date.

SECTION 2.03.                              Requests for Borrowings.

(a)                                 Notice by the Borrower.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (i) in the case of a Eurocurrency Borrowing denominated in Dollars or Canadian Dollars, not later than 12:00 p.m. noon, New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency (other than Canadian Dollars), not later than 12:00 p.m. noon, New York City time, four Business Days before the date of the proposed Borrowing and (iii) in the case of an ABR Borrowing, not later than 12:00 p.m. noon, New York City time, (or 2:00 p.m., New York City time in the case of a Conduit Shortfall Borrowing) on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(b)                                 Content of Borrowing Requests.  Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                  whether such Borrowing is to be made under the Term Loan Commitments, the Dollar Revolving Commitments or the Multicurrency Revolving Commitments;

(ii)               the aggregate amount and Currency of the requested Borrowing;

(iii)            the date of such Borrowing, which shall be a Business Day;

(iv)           in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)       in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi)       the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

(c)                                  Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d)                                 Failure to Elect.  If no election as to the Class of a Revolving Borrowing is specified, then the requested Borrowing shall be a Dollar Revolving Loan.  If no election as to the Currency of a Borrowing is specified, then the requested Borrowing shall be denominated in Dollars.  If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing.  If a Eurocurrency Borrowing is requested (or a Borrowing will be a Eurocurrency Borrowing pursuant to the preceding sentence), but no Interest Period is specified, Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e)                                  Waiver of Notice of Initial Borrowing.  Notwithstanding anything to the contrary herein, the Administrative Agent and each Lender hereby waive the notice requirements set forth in Section 2.03(a) in respect of any Borrowing to be made on the Effective Date.  For the avoidance of doubt, such waiver shall not affect any future obligations of Borrower to comply with the obligations of Section 2.03(a) in connection with any Borrowing request.

SECTION 2.04.                              Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Bank to issue, at any time and from time to time during the Availability Period and under the Multicurrency Revolving Commitments, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account or the account of its designee (provided the Obligors shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder) in such form as is acceptable to the Issuing Bank in its reasonable determination and for the benefit of such named beneficiary or beneficiaries as are specified by the Borrower.  Letters of Credit issued hereunder shall constitute utilization of the Multicurrency Revolving Commitments up to the aggregate amount then available to be drawn thereunder.  Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally.

(b)                                 Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by e-mail, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Letter of Credit, stating that such Letter of Credit is to be issued under the Multicurrency Revolving Commitments, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  The Administrative Agent will promptly notify the Lenders following the issuance of any Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)                                  Limitations on Amounts.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Bank (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed the Letter of Credit Sublimit, (ii) the total Revolving Multicurrency Credit Exposures shall not exceed the aggregate Multicurrency Revolving Commitment, (iii) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect and (iv) the aggregate LC Exposure of the applicable Issuing Bank (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed its Issuing Bank Sublimit.

(d)                                 Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods; provided further, that (x) in no event shall a Letter of Credit expire after the Revolving Facility Commitment Termination Date unless the Borrower (1) deposits, on or prior to the Revolving Facility Commitment Termination Date, into the Letter of Credit Collateral Account Cash, an amount equal to 102% of the undrawn face amount of all Letters of Credit that remain outstanding as of the close of business on the Revolving Facility Commitment Termination Date and (2) pays in full, no later than the Revolving Facility Commitment Termination Date, all commissions required to be paid by the Borrower with respect to any such Letter of Credit through the then-current expiration date of such Letter Credit and (y) no Letter of Credit shall have an expiry date after the Final Maturity Date.

(e)                                  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Bank, and without any further action on the part of such Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Multicurrency Revolving Lender, and each Multicurrency Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Multicurrency Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the applicable Commitments, provided that no Multicurrency Revolving Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.04(e) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a

Borrowing at the time such Letter of Credit was issued and (y) the Required Multicurrency Revolving Lenders shall have so notified the Issuing Bank in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

In consideration and in furtherance of the foregoing, each Multicurrency Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for account of the Issuing Bank, such Lender’s Applicable Multicurrency Percentage of the Dollar Equivalent of each LC Disbursement made by the Issuing Bank in respect of Letters of Credit promptly upon the request of the Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Multicurrency Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Multicurrency Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Multicurrency Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount in Dollars equal to the Dollar Equivalent such LC Disbursement not later than 2:00 p.m. noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Eurocurrency Borrowing having an Interest Period of one month’s duration of either Class in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Eurocurrency Borrowing having an Interest Period of one month’s duration.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Multicurrency Percentage thereof.

(g)                                  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:

(i)       each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)       each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)       this sentence shall establish the standard of care to be exercised by each Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)                                 Disbursement Procedures.  The applicable Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or e-mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(i)                                     Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall be converted to Dollars based on the Dollar Equivalent amount thereof and shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Eurocurrency Loans having an Interest Period of one month’s duration; provided that, if the Borrower fails to reimburse such LC Disbursement within two Business Days following the date when due pursuant to paragraph (f) of this Section, then the provisions of Section 2.11(c) shall apply.  Interest accrued pursuant to this paragraph shall be for account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Bank shall be for account of such Lender to the extent of such payment.

(j)                                    Replacement of the Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Bank pursuant to Section 2.10(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter by such successor Issuing Bank and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)                                 Cash Collateralization.  If the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.08(a), Section 2.09(c), Section 2.09(d) or the last paragraph of Article VII, the Borrower shall immediately deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent, Cash denominated in the Currency of the Letter of Credit under which such LC Exposure arises in an amount equal to the amount required under Section 2.08(a), Section 2.09(c), Section 2.09(d) or the last paragraph of Article VII, as applicable.  Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Credit Facility Obligations” under and as defined in the Guarantee and Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

SECTION 2.05.                              Funding of Borrowings.

(a)                                 Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                                 Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the corresponding Currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the NYFRB Rate or (ii) in the case of the Borrower, the interest rate applicable at the time to ABR Loans (in the case of a Loan denominated in an Agreed Foreign Currency, based on the Dollar Equivalent Amount thereof).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.06.                              Interest Elections.

(a)                                 Elections by the Borrower for Borrowings.  Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted to, a Borrowing in a different Currency, (iii) no Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Revolving Commitments and (iv) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b)                                 Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivery of a signed Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c)                                  Content of Interest Election Requests.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)       the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)       if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)                                 Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing of the same Class having an Interest Period of one month, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Eurocurrency Borrowing may have an Interest Period of more than one month’s duration.

SECTION 2.07.                              Termination, Reduction or Increase of the Commitments.

(a)                                 Scheduled Termination.  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Facility Commitment Termination Date.  The Term Loan Commitments in effect on the Effective Date shall terminate upon the making of the Term Loans on the Effective Date.

(b)                                 Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments shall be in an amount that is $5,000,000 (or, if less, the entire remaining amount of the Commitments of any Class) or a larger multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures of either Class would exceed the total Commitments of such Class.

(c)                                  Notice of Voluntary Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)                                 Effect of Termination or Reduction.  Any termination or reduction of the Commitments of a Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(e)                                  Increase of the Commitments.

(i)         Requests for Increase by Borrower.  The Borrower shall have the right, at any time after the Effective Date but prior to the Revolving Facility Commitment Termination Date, to propose that the Commitments of a Class hereunder be increased on a pro rata basis between the Revolving Commitments (of the Class or Classes selected by the Borrower) and the Term Loan Commitments based on the respective amounts of Revolving Commitments and Term Loans outstanding at such time (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice; provided that:

(A)                               each increase shall be in a minimum amount of at least $25,000,000 or a larger multiple of $5,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may reasonably agree);

(B)                               the aggregate amount of all such Commitment Increases shall not exceed $292,500,000;

(C)                               each Assuming Lender shall be consented to by the Administrative Agent and with respect to any Commitment Increase in the form of Multicurrency Revolving Commitments, each Issuing Bank (in each case, which consent shall not be unreasonably withheld or delayed);

(D)                               no Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase;

(E)                                the representations and warranties contained in this Agreement shall be true and correct in all material respects (unless the relevant representation and warranty already contains a materiality qualifier or, in the case of the representations and warranties in Sections 3.01 (first sentence with respect to the Obligors), 3.02, 3.04, 3.11 and 3.15 of this Agreement and Sections 3.1, 3.2 and 3.4 through 3.8 of the Guarantee and Security Agreement, in each such case, such representation and warranty shall be true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(F)                                 no Lender shall be obligated to provide any increased Commitment; and

(G)                               on a pro forma basis after giving effect to such Commitment Increase (calculated for this purpose assuming such Commitment Increase was fully drawn), the Adjusted Asset Coverage Ratio would be at least 2.25 to 1.00.

(ii)         Effectiveness of Commitment Increase by Borrower.  The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitments of the respective Class of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x)                                 the Administrative Agent shall have received on or prior to 12:00 p.m. noon, New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y)                                 each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 12:00 p.m. noon, New York City time, on such Commitment Increase Date, an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

(iii)         Recordation into Register.  Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or an Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv)         Adjustments of Revolving Borrowings upon Effectiveness of Increase.  On the Commitment Increase Date, the Borrower shall (A) prepay the outstanding Revolving Loans (if any) of the affected Class in full, (B) simultaneously borrow new Revolving Loans of such Class hereunder in an amount equal to such prepayment (in the case of Eurocurrency Loans, with Eurocurrency Rates equal to the outstanding Eurocurrency Rate and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of such Class are held ratably by the Lenders of such Class in accordance with the respective Commitments of such Class of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders of such Class the amounts, if any, payable under Section 2.15 as a result of any such prepayment.  Concurrently therewith, the Lenders of such Class shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit of such Class so that such interests are held ratably in accordance with their Commitments of such Class as so increased.

SECTION 2.08.                              Repayment of Loans; Evidence of Debt.

(a)                                 Repayment.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Lenders the outstanding principal amount of each Class of the Loans and all other amounts due and owing hereunder and under the other Loan Documents on the Final Maturity Date.

In addition, on the Revolving Facility Commitment Termination Date, to the extent any Letter of Credit is outstanding (notwithstanding the requirements of Section 2.04(d)), the Borrower shall deposit into the Letter of Credit Collateral Account Cash in the Currencies in which such Letters of Credit are denominated in an amount equal to 102% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Revolving Facility Commitment Termination Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

(b)                                 Manner of Payment.  Subject to Section 2.09(d), prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telecopy or e-mail of such selection not later than 1:00 p.m., New York City time, three Business Days before the scheduled date of such repayment; provided that, each repayment of Borrowings within a Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class.  If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Revolving Borrowings pro rata between any such Borrowings comprising outstanding Dollar Revolving Loans and any such Borrowings comprising outstanding Multicurrency Revolving Loans, second, to pay any outstanding Eurocurrency Revolving Borrowings, in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first) and pro rata between any such Borrowings with the applicable Interest Period comprising outstanding Dollar Revolving Loans and any such Borrowings with the applicable Interest Period comprising outstanding Multicurrency Revolving Loans and third, to the repayment of Term Loans.  Each payment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in such

Borrowing.  Each payment of a Term Loan shall be applied to scheduled amortization of such Term Loan (if any) as the Borrower shall direct.

(c)                                  Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)                                  Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)                                   Promissory Notes.  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09.                              Prepayment of Loans.

(a)                                 Optional Prepayments.  The Borrower shall have the right at any time and from time to time (but subject to Sections 2.09(e) and (f)) to prepay any Borrowing of any Class in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section.

(b)                                 Mandatory Prepayments due to Changes in Exchange Rates.

(i)         [Reserved]

(ii)         Prepayment.  If, on the date of such determination the aggregate Revolving Multicurrency Credit Exposure minus the LC Exposure fully cash collateralized pursuant to Section 2.04(k) on such date exceeds 105% of the aggregate amount of the Multicurrency Revolving Commitments as then in effect, the Borrower shall prepay the Multicurrency Revolving Loans (and/or provide cover for LC Exposure as specified in Section 2.04(k)) within 15 Business Days following such date of determination in such amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Revolving Commitments.

Any prepayment pursuant to this clause (b) shall be applied, first, to Multicurrency Revolving Loans outstanding and second, as cover for LC Exposure.

(c)                                  Mandatory Prepayments due to Borrowing Base Deficiency.  In the event that any Financial Officer of the Borrower shall on any date have actual knowledge that there is a Borrowing Base Deficiency  (such date, the “Notice Date”), the Borrower shall prepay the Loans pursuant to Section 2.09(a) (or provide cover for Letters of Credit as contemplated by Section 2.04(k)), or reduce Other Pari Passu Secured Indebtedness that is included in the Covered Debt Amount, in such amounts as shall be necessary so that such Borrowing Base Deficiency is promptly cured, provided that (i) the aggregate amount of such prepayment of Loans (and cover for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s and Term Loans’ ratable share of the aggregate prepayment and reduction of Other Pari Passu Secured Indebtedness and (ii) if, within five Business Days of the Notice Date (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days of the Notice Date, then such prepayment (and cover for Letters of Credit) or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

(d)                                 Mandatory Prepayments due to Certain Events Following Mandatory Prepayment Commencement Date.  Subject to Sections 2.09(d)(vi), (d)(vii), (d)(viii), (e) and (f):

(i)                                Asset Sales.  In the event that any Obligor shall receive any Net Asset Sale Proceeds at any time after the Mandatory Prepayment Commencement Date, the Borrower shall, no later than the third Business Day following the receipt of such Net Asset Sale Proceeds, prepay the Loans and/or cash collateralize outstanding Letters of Credit in an amount equal to such Net Asset Sale Proceeds, provided that the Borrower shall only be required to apply such Net Asset Sale Proceeds to prepay the Loans and/or cash collateralize outstanding Letters of Credit in respect of non-Portfolio Investments if and to the extent the cumulative aggregate amount of all Net Asset Sale Proceeds relating to non-Portfolio Investments, from time to time, exceeds $5,000,000.

(ii)         Extraordinary Receipts.  In the event that any Obligor shall receive any Extraordinary Receipts at any time after the Mandatory Prepayment Commencement Date, the Borrower shall, no later than the third Business Day following the receipt of such Extraordinary Receipts, prepay the Loans and/or cash collateralize outstanding Letters of Credit in an amount equal to such Extraordinary Receipts, provided that the Borrower shall only be required to apply such Extraordinary Receipts to prepay the Loans and/or cash collateralize outstanding Letters of Credit if the cumulative aggregate amount of such Extraordinary Receipts, from time to time, exceeds $5,000,000.

(iii)                                 Returns of Capital.  In the event that any Obligor shall receive any Return of Capital at any time after the Mandatory Prepayment Commencement Date, the Borrower shall, no later than the third Business Day following the receipt of such Return of Capital, prepay the Loans and/or cash collateralize outstanding Letters of Credit in an amount equal to such Return of Capital.

(iv)         Equity Issuances.  In the event that the Borrower shall receive any Cash proceeds from the issuance of Equity Interests of the Borrower at any time after the Mandatory Prepayment Commencement Date, the Borrower shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans and/or cash collateralize outstanding Letters of Credit in an amount equal to seventy-five percent (75%) of such Cash proceeds, net of (1) underwriting discounts and commissions or similar payments and other costs, fees, commissions, premiums and expenses incurred by any Obligor incidental to such Cash receipts, including reasonable legal fees and expenses and (2) all taxes paid or reasonably estimated to be payable by any Obligor as a result of such Cash receipts (after taking into account any available tax credits or deductions).

(v)                               Indebtedness.  In the event that any Obligor shall receive any Cash proceeds from the issuance of Indebtedness (excluding Hedging Agreements to which such Obligor is a party permitted by Section 6.01 and other Indebtedness permitted by Sections 6.01(a), (d), (e), (f) and (i))  at any time after the Mandatory Prepayment Commencement Date, such Obligor shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans and/or cash collateralize outstanding Letters of Credit in an amount equal to ninety percent (90%) of such Cash proceeds, net of (1) underwriting discounts and commissions or other similar payments and other costs, fees, commissions, premiums and expenses incurred by any Obligor directly incidental to such Cash receipts, including reasonable legal fees and expenses and (2) all taxes paid or reasonably estimated to be payable by the Borrower or such other Obligor as a result of such Cash receipts (after taking into account any available tax credits or deductions).

(vi)         Prepayment of Eurocurrency Loans.  To the extent the Loans to be prepaid from proceeds from any of the events described in subsections (i) through (v) above are Eurocurrency Loans, the Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to the amount of such prepayment, no later than the third Business Day following the receipt of such proceeds, into a segregated collateral account in the name and under the dominion and control of the Administrative Agent pending application of such amount to the prepayment of the Loans on the last day of such Interest Period.

(vii)                                Prepayments Generally.  To the extent the Loans are to be prepaid from proceeds from any of the events described in subsections (i) through (v) above, such prepayment shall be made on a pro rata basis between the Term Loans and the Revolving Loans.

(viii)                                 RIC Tax Distributions.  Notwithstanding anything herein to the contrary, any amount attributable to Net Asset Sale Proceeds, Extraordinary Receipts, Return of Capital or other Cash receipts required to be applied to the prepayment of the Loans pursuant to this Section 2.09(d) shall exclude any portion thereof estimated in good faith by the Borrower to be necessary for the Borrower to make distributions sufficient in amount to achieve the objectives set forth in clauses (i), (ii) and (iii) of Section 6.05(b) hereof.

(e)                                  Payments Following the Mandatory Prepayment Commencement Date.  Notwithstanding any provision to the contrary in Section 2.08 or this Section 2.09, following the Mandatory Prepayment Commencement Date:

(i)         no optional prepayment of the Loans of any Class shall be permitted unless at such time, the Borrower also prepays the Loans of each other Class or, to the extent no Loans of any other Class are outstanding, provides cash collateral as contemplated by Section 2.04(k) for outstanding Letters of Credit, which prepayment (and cash collateral) shall be made on a pro-rata basis between each outstanding Class of Loans and Letters of Credit;

(ii)         any prepayment of Loans required to be made pursuant to clause (c) above shall be applied to prepay Loans and cash collateralize outstanding Letters of Credit on a pro-rata basis between each outstanding Class of Loans and Letters of Credit; and

(iii)         if, in connection with any of the events specified in Section 2.09(d), the Borrower receives any proceeds from a Return of Capital in an Agreed Foreign Currency, the Borrower shall pay the then outstanding Loans denominated in such Agreed Foreign Currency on a pro-rata basis among just the Multicurrency Revolving Lenders, and, if after such payment, the balance of the Loans denominated in such currency is zero, then if there are any remaining proceeds from such Return of Capital, the Borrower shall prepay the Loans and cash collateralize outstanding

Letters of Credit on a pro-rata basis between each outstanding Class of Loans and Letters of Credit.

(f)                                   Notices, Etc.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before (or, in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, four Business Days) the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments of a Class as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or scheduled payment.  Each prepayment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b).

SECTION 2.10.                              Fees.

(a)                                 Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue for the period beginning on the Effective Date to but excluding the earlier of the date such Commitment terminates and the Revolving Facility Commitment Termination Date, at a rate equal to 0.50% per annum on the average daily unused amount of the Dollar Revolving Commitment and Multicurrency Revolving Commitment, as applicable.  Accrued commitment fees shall be payable within one Business Day after each Quarterly Date and on the earlier of the date the Commitments of the respective Class terminate and the Revolving Facility Commitment Termination Date, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, the Commitment of any Class of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Class of such Lender.

(b)                                 Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for account of each Multicurrency Revolving Lender a participation fee with respect to its participation in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Multicurrency Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure in respect of Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Multicurrency Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that, all such fees with respect to the Letters of Credit shall be payable on the date on which the Multicurrency Revolving Commitments terminate (the “termination date”), the Borrower shall pay any such fees that have accrued and that are unpaid on the termination date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the termination date, the Borrower shall prepay on the termination date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the termination date through but not including the date such outstanding Letters of Credit are scheduled to expire (and in that connection, the Multicurrency Revolving Lenders agree not later than the date two Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by the Borrower over the amount of such fees that ultimately accrue through the date of such expiration or termination).  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances absent obvious error.  Any fees representing the Borrower’s reimbursement obligations of expenses, to the extent the requirements of an invoice are not otherwise specified in this Agreement, shall be due (subject to the other terms and conditions contained herein) within ten Business Days of the date that the Borrower receives from the Administrative Agent a reasonably detailed invoice for such reimbursement obligations.

SECTION 2.11.                              Interest.

(a)                                 ABR Loans.  The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)                                 Eurocurrency Loans.  The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(c)                                  Default Interest.  Notwithstanding the foregoing clauses (a) and (b), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any grace period), whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus (x) if such other amount is denominated in Dollars, the rate applicable to ABR Loans as provided in paragraph (a) of this Section or (y) if such other amount is denominated in a Foreign Currency, the rate applicable to Eurocurrency Loans with a one month Interest Period as provided in paragraph (b) of this Section.

(d)                                 Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and upon the

Final Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving ABR Loan prior to the Revolving Commitment Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

SECTION 2.12.                              Market Disruption and Alternate Rate of Interest.

(a)                                 If, at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable Currency with respect to such Eurocurrency Borrowing for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then for purposes of determining the Eurocurrency Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate, (ii) if such Borrowing shall be requested in any Agreed Foreign Currency (other than Canadian Dollars) then either, at the Borrower’s election, (A) any Borrowing Request that requests a Eurocurrency Borrowing denominated in the affected Currency shall be deemed ineffective or (B) the Eurocurrency Rate shall be equal to the weighted average of the cost to each applicable Lender to fund its pro rata share of such Eurocurrency Borrowing (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion and as notified in writing by each applicable Lender to the Administrative Agent) (with respect to a Lender, the “COF Rate” and with  respect to the weighted average of the COF Rate applicable to each Lender for any Borrowing, the “Average COF Rate” ) and (iii) if such Borrowing shall be requested in  Canadian Dollars, then the Eurocurrency Rate shall be equal to the Canadian Prime Rate.

(b)                                 If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)       the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for any applicable Currency (including because the Screen Rate for such Currency is not available or published on a current basis), for a Loan in such Currency or for the applicable Interest Period; or

(ii)       the Administrative Agent is advised by the Required Lenders of the applicable Class that the Adjusted Eurocurrency Rate for a Loan in the applicable Currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing or by telephone or e-mail as promptly as practicable thereafter setting forth in reasonable detail the basis for such determination and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, if the Borrower delivers (x) an Interest Election Request that requests the conversion of any Eurocurrency Borrowing to, or continuation of any Eurocurrency Borrowing in, the applicable Currency or for the applicable Interest Period, as the case may be, or (y) a Borrowing Request that requests a Eurocurrency Borrowing for the applicable Currency or for the applicable Interest Period then either, at the Borrower’s election, (1) such Interest Election Request or Borrowing Request shall be ineffective, or (2) the Adjusted Eurocurrency Rate for the applicable Eurocurrency

Borrowing shall be (i) in the case of Dollars, the Alternate Base Rate, (ii) in the case of Canadian Dollars, the Canadian Prime Rate or (iii) in the case of any other applicable Currency, the Average COF Rate.

(c)                                  If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of such Screen Rate is insolvent (and there is no successor administrator that will continue publication of such Screen Rate), (x) the administrator of such Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such Screen Rate), (y) the supervisor for the administrator of such Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of such Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such Screen Rate shall no longer be used for determining interest rates for loans in the applicable Currency, then the Administrative Agent and the Borrower shall endeavor to agree upon an alternate rate of interest to such Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and, if an alternate rate is agreed, shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that if such alternate rate of interest as so determined would be less zero percent, such replacement rate be deemed to be zero percent.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class to which such Screen Rate was applicable stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this clause (c), only to the extent the Screen Rate for the applicable Currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if the applicable Screen Rate was for Dollars any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13.                              Computation of Interest.  All interest hereunder shall be computed on the basis of a year of 360 days, except that (a) Eurocurrency Borrowings in Canadian Dollars or AUD shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (b) Eurocurrency Borrowings in Pounds Sterling and ABR Borrowings, at times when the Alternate Base Rate is based on the Prime Rate, shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.                              Increased Costs.

(a)                                 If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank; or

(ii)       impose on any Lender or any Issuing Bank or the London or other applicable interbank market any other condition, cost or expense, affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost (other than costs which are (A) Indemnified Taxes, or (B) Excluded Taxes) to such Lenders of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost (other than costs which are Taxes) to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered on behalf of the Borrower.

(b)                                 Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), by an amount deemed to be material by such Lender or Issuing Bank, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates from Lenders.  A certificate of a Lender or Issuing Bank (i) setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) certifying that such Lender has a general policy of claiming similar compensation from its other similar customers in similar circumstances to the extent it is entitled to do so shall be promptly delivered to the Borrower and shall be conclusive absent manifest error; provided, that no Lender shall be required to disclose confidential, price sensitive, or other information in each case to extent prohibited by applicable law.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.                              Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (including, in connection with any Commitment Increase Date, and regardless of whether such notice is permitted to be revocable under Section 2.09(f) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.19(b) of any Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits).  In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i)       the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Currency for such Interest Period, over

(ii)       the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the relevant interbank market at the commencement of such period.

Payment under this Section shall be made upon request of a Lender delivered not later than ten Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.                              Taxes.

(a)                                 Payments Free of Taxes.  All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then (i) the applicable withholding agent shall make such deductions or withholding, (ii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after all required deductions and withholdings have been made by any applicable withholding agent (including deductions and withholdings in respect of additional sums payable under this Section 2.16) the applicable Lender or Issuing Bank (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no deductions or withholdings of Indemnified Taxes been made.

(b)                                 Payment of Other Taxes by the Borrower.  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank for, and within 30 Business Days after written demand therefor, pay, the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid or payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except for any Indemnified Taxes that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Bank.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Lenders.  Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.

In addition, any Lender or Issuing Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing,

(i)       each Lender and Issuing Bank that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the date on which such Issuing Bank or Lender becomes a party to this Agreement, and at times reasonably requested by the Borrower, two duly completed copies of Internal Revenue Service Form W-9 or any successor form.

(ii)       each Foreign Lender shall deliver to the Borrower and the Administrative Agent  on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two of whichever of the following is applicable:

A.       duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E or any successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party,

B.       duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement and any other Loan Document is effectively connected with the conduct of a trade or business in the United States,

C.       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower as described in section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Code and (2) no payments under any Loan Document are effectively connected with the Foreign Lender’s conduct of a trade or business in the United States (a “U.S. Tax Compliance Certificate”) and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form) certifying that the Foreign Lender is not a United States Person,

D.       to the extent such Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the applicable Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such partner(s), or

E.       any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)                   FATCA.  If any payment made to a Lender or an Issuing Bank under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Issuing Bank has complied with such Lender’s  or Issuing Bank’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)       Each Lender and Issuing Bank shall deliver updated documentation promptly upon the expiration or invalidity of any documentation previously delivered by such Lender or Issuing Bank pursuant to this Section 2.16(e), or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so at the time.  Notwithstanding any other provision of this Section 2.16, a Lender and Issuing Bank will not be required to deliver any documentation that such Lender or Issuing Bank is not legally eligible to deliver.  Each Lender and Issuing Bank hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender or Issuing Bank to the Administrative Agent pursuant to this Section 2.16(e).

(f)                                   Treatment of Certain Refunds.  If the Administrative Agent, any Lender or an Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund  (in cash or as an offset against other cash Taxes otherwise due and payable) of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, any Lender or an Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent, any Lender or an Issuing Bank, shall repay the amount paid over to such  Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or an Issuing Bank in the event the Administrative Agent, any Lender or an Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, any Lender or any Issuing Bank be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender or Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Administrative Agent, any Lender or an Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17.                            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15 or any reimbursement or cash collateralization of any LC Exposure denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.  Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan or LC Disbursement when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan or LC Disbursement shall, if such Loan or LC Disbursement is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan or LC Disbursement that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b)                                 Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees of each Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of each Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing of a Class shall be made from the Lenders of such Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.07 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of the Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment of commitment fees under Section 2.10 shall be made for account of the Lenders pro rata according to the average daily unused amounts of their respective Commitments; (iv) each payment or prepayment of principal of Loans of a Class by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (v) each payment of interest on Loans of a Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders.

(d)                                 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participation in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participation in LC Disbursements; provided that (i) if any such participation are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                                  Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f)                                   Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.                              Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 commitment fees pursuant to Section 2.10(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b)                                 the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all Lenders of a Class, two-thirds of the Lenders, two-thirds of the Lenders of a Class, the Required Lenders or the Required Lenders of a Class have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class), two-thirds of the Lenders (or two-thirds of the Lenders of a Class) or each affected Lender, which affects such Defaulting Lender differently than the other Lenders or affected Lenders (as applicable) including as set forth in Section 9.02(b)(i), (ii), (iii), (iv) or (v), shall require the consent of such Defaulting Lender;

(c)                                  if any LC Exposure exists at the time a Multicurrency Revolving Lender becomes a Defaulting Lender then:

(i)       all or any part of such LC Exposure shall be reallocated among the non-Defaulting Multicurrency Revolving Lenders in accordance with their respective Applicable Multicurrency Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Multicurrency Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Multicurrency Revolving Commitments, (y) no non-Defaulting Lender’s Multicurrency Revolving Credit Exposure will exceed such Lender’s Multicurrency Revolving Commitment, and (z) the conditions set forth in Section 4.02 are satisfied at such time (and unless the Borrower has notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time);

(ii)       if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;

(iii)       if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)       if the LC Exposure of the non-Defaulting Multicurrency Revolving Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Multicurrency Revolving Lenders’ Applicable Multicurrency Percentages;

(v)       if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(vi)       no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation; and

(d)                                 so long as any Multicurrency Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Multicurrency Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Multicurrency Revolving Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent and the Borrower agree in writing that a Defaulting Lender that is a Dollar Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall purchase at par such of the Loans made to the Borrower of the other Lenders as the Administrative Agent shall determine may be necessary in order for the Lenders to hold such Loans in accordance with their Applicable Dollar Percentage in effect immediately after giving effect to such agreement.  In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees in writing that a Defaulting Lender that is a Multicurrency Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall no longer be deemed a Defaulting Lender, the Borrower shall no longer be required to cash collateralize any portion of such Lender’s LC Exposure cash collateralized pursuant to Section 2.18(c)(ii) above and the LC Exposure of the Multicurrency Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Multicurrency Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Multicurrency Percentage in effect immediately after giving effect to such agreement.

SECTION 2.19.                              Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender becomes a Defaulting Lender or is a non-consenting Lender (that the Borrower is permitted to replace as provided in Section 9.02(d)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 and Section 2.16) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Multicurrency Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) or the Borrower (in the case of accrued interest and fees and all other amounts, including, without limitation, any amounts under Section 2.15), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment as a result of a non-consenting Lender (that the Borrower is permitted to replace as provided in Section 9.02(d)), the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                                  Defaulting Lender.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05 or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.                              Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized or incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.

SECTION 3.02.                              Authorization; Enforceability.  The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03.                              Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Obligors or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, except where such violation or default could not reasonably be expected to have a Material Adverse

Effect, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Obligors.

SECTION 3.04.                              Financial Condition; No Material Adverse Change.

(a)                                 Financial Statements.  The Borrower has heretofore delivered the audited consolidated balance sheet and statements of operations, assets and liabilities, changes in net assets and cash flows of the Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, reported on by RSM US LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP applied on a consistent basis, subject to, in the case of such interim statements, year-end audit adjustments and the absence of footnotes.  None of the Borrower or any of its Subsidiaries has on the Effective Date any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or material anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(b)                                 No Material Adverse Change.  Since December 31, 2017, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.                              Litigation; Actions, Suits and Proceedings.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Financial Officer of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that directly involve this Agreement or the Transactions.

SECTION 3.06.                              Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property (including applicable environmental laws, regulations and orders), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  None of the Obligors is subject to any contract or other arrangement, the performance of which by them could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.                              Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects, and (a) the Borrower, its Subsidiaries and their respective directors, officers and employees and (b) to the knowledge of the Borrower their respective  agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary, any of their respective directors or officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or the Transactions contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.08.                              Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The Borrower has qualified as a RIC under the Code for all taxable periods since its inception.

SECTION 3.09.                              ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.                              Disclosure.  The Borrower has disclosed to the Administrative Agent (or filed with the SEC) all agreements and instruments to which it or any of its Subsidiaries is subject, that if terminated prior to its term, and all other matters known to it that have occurred, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the written reports, financial statements, certificates or other written information (other than projections, other forward looking information, information of a general economic or industry specific nature or information relating to third parties) furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed in good faith to be reasonable at the time of the preparation thereof (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of the Borrower’s control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material).

SECTION 3.11.                              Investment Company Act; Margin Regulations.

(a)                                 Status as Business Development Company.  The Borrower is a “closed-end fund” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b)                                 Compliance with Investment Company Act.  The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case, that are applicable to the Borrower and its Subsidiaries.

(c)                                  Investment Policies.  The Borrower is in compliance with all written investment policies, restrictions and limitations for the Borrower delivered (to the extent not otherwise publicly filed with the SEC) to the Lenders prior to the Effective Date (as such investment policies have been amended, modified or supplemented in a manner not prohibited by clause (r) of Article VII, the “Investment Policies”), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock (provided that so long as no violation of

Regulation U by any party hereto would result therefrom the Borrower may use proceeds of the Loans to purchase its common stock in connection with a Tender Offer).

SECTION 3.12.                              Material Agreements and Liens.

(a)                                 Material Agreements.  Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowed money or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money, by the Borrower or any of its Subsidiaries outstanding on the Effective Date (other than any such agreements that will be repaid in connection with the Refinancing), and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement in each case as of the Effective Date is correctly described in Part A of Schedule II.

(b)                                 Liens.  Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Effective Date covering any property of the Borrower or any Obligors (other than any such Lien that will be released on the Effective Date), and the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Effective Date is correctly described in Part B of Schedule II.

SECTION 3.13.                              Subsidiaries and Investments.

(a)                                 Subsidiaries.  Set forth in Part A of Schedule IV is a complete and correct list of all of the Subsidiaries of the Borrower on the Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Designated Subsidiary or an Excluded Subsidiary.  Except as disclosed in Part A of Schedule IV, as of the Effective Date, (x) the Borrower owns, free and clear of Liens (other than any lien permitted by Section 6.02 hereof), and has (and will have) the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule IV, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and (z) there are no outstanding Equity Interests with respect to such Person.  Each Subsidiary identified on said Part A of Schedule IV as a “Designated Subsidiary” qualifies as such under the definition of “Designated Subsidiary” set forth in Section 1.01.

(b)                                 Investments.  Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (b), (c) and (d) of Section 6.04) held by any of the Obligors in any Person on the Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment.  Except as disclosed in Part B of Schedule IV, as of the Effective Date, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents and other Liens permitted hereunder), all such Investments.

SECTION 3.14.                              Properties.

(a)                                 Title Generally.  Each of the Borrower and the other Obligors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15.                              Affiliate Agreement.  As of the Effective Date, the Borrower has heretofore delivered (to the extent not otherwise publicly filed with the SEC) to each of the Lenders true and complete copies of the Affiliate Agreement as in effect as of the Effective Date (including any amendments, supplements or waivers executed and delivered thereunder and any schedules and exhibits thereto).  As of the Effective Date, the Affiliate Agreement is in full force and effect.

SECTION 3.16.                              Security Documents.  The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Credit Facility Secured Parties (as defined in the Guarantee and Security Agreement) (i) a legal, valid and enforceable first-priority Lien (subject to no Liens other than Liens permitted by Section 6.02) on all right, title and interest of the respective Obligors in the Credit Facility First Priority Collateral and the Shared Collateral to secure the Credit Facility Obligations and (ii) a legal, valid and enforceable second-priority Lien (subject to no Liens other than Liens permitted by Section 6.02) on all right, title and interest of the respective Obligors in the Secured Notes Priority Collateral to secure the Credit Facility Obligations, except, in each case for any failure that would not constitute an Event of Default under clause (p) of Article VII.  Except for filing of UCC financing statements and filings and other perfection actions contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for the failure to make any filing that would not constitute an Event of Default under clause (p) of Article VII.

SECTION 3.17.                              EEA Financial Institutions.  No Obligor is an EEA Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01.                              Effective Date.  This Agreement shall become effective on the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a)                                 Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 Fees and Expenses.  The Administrative Agent shall have received evidence of the payment by the Borrower of all fees payable to the Lenders on the Effective Date that the Borrower has agreed to pay in connection with this Agreement (including any fee letter or commitment letter entered into between the Borrower and JPMCB).  The Borrower shall have paid all reasonable expenses (including the legal fees of Cahill Gordon & Reindel LLP) for which invoices have been presented prior to the Effective Date that the Borrower has agreed to pay in connection with this Agreement.

(c)                                  Opinion of Counsel to the Obligors.  A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Dechert LLP, counsel for the Obligors, in form and substance reasonably satisfactory to the Administrative Agent, in substantially the form of Exhibit C, and in each case covering such other matters relating to the Obligors, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(d)                                 Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)                                  Officer’s Certificate.  A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(f)                                   Liens.  Results of a recent lien search in each relevant jurisdiction with respect to the Borrower and such search shall reveal no liens on any of the assets of the Borrower except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g)                                  Guarantee and Security Agreement.  The duly executed Guarantee and Security Agreement and evidence satisfactory to the Administrative Agent that all actions required hereunder and under the other Security Documents to have been taken to perfect the Liens (which, for the avoidance of doubt, shall not include those actions contemplated by Section 5.08(c)(viii)), have been completed.

(h)                                 Borrowing Base Certificate.  A Borrowing Base Certificate as of a date not more than five days prior to the Effective Date.

(i)                                     Valuation Policy.  A copy of the Valuation Policy.

(j)                                    Know Your Customer documentation.  The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested by the Administrative Agent on its own behalf or on behalf of any Lender in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date.

(k)                                 Refinancing.  Evidence that the Refinancing will occur substantially concurrently with the effectiveness of this Agreement and following the initial borrowing of the Loans.

(l)                                     Financial Statements. (i) audited financial statements of the Borrower for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 and (ii) quarterly unaudited financial statements of the Borrower for the fiscal quarter ended March 31, 2018; provided that the requirements of this clause (l) may be fulfilled by the Borrower if such financial statements are furnished as part of the Borrower’s reports filed with the SEC for such periods.

(m)                             Collateral Agency Agreement.  The duly executed Collateral Agency Agreement.

(n)                                 Secured Notes.  Evidence that the Secured Notes shall have been or shall substantially concurrently with the effectiveness of this Agreement be funded in an aggregate principal amount of not less than $500,000,000.

(o)                                 Other Documents.  Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.                              Each Credit Event.  The obligation of each Lender to make any Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)                                 the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless the relevant representation and warranty already contains a materiality qualifier or, in the case of the representations and warranties in Sections 3.01 (first sentence with respect to the Obligors), 3.02, 3.04, 3.11 and 3.15 of this Agreement, and in Sections 3.1, 3.2 and 3.4 through 3.8 of the Guarantee and Security Agreement, in each such case, such representation and warranty shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)                                 at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)                                  either (i) the aggregate Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base after giving effect to such extension of credit as well as any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Permitted Indebtedness or Indebtedness incurred pursuant to Section 6.01(g).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.  For the avoidance of doubt, the conversion or continuation of a Borrowing as the same or a different Type (without increase in the principal amount thereof) shall not be considered to be the making of a Loan.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.                              Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)                                 within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, assets and liabilities, changes in net assets and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by RSM US LLP or any other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, assets and liabilities, changes in net assets and cash flows and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred and is continuing during the applicable period and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(b) and (g), 6.02(d), 6.04(d), 6.05(b) and (e) and 6.07 and (iii) to the extent not previously disclosed on a Form 10-K or Form 10-Q previously filed by the Borrower with the SEC, stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements) and, if any such change has occurred (and has not been previously reported to the Administrative Agent), specifying the effect as determined by the Borrower of such change on the financial statements accompanying such certificate;

(d)                                 as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, a Borrowing Base Certificate as at the last day of such accounting period presenting the Borrower’s computation (and including a comparison to show changes from the Borrowing Base Certificate from the immediately prior period) as well as a list of each Portfolio Investment in the Borrowing Base that is a Participation Interest (identifying the Obligor holding such Participation Interest, the Excluded Subsidiary that sold the Participation Interest to such Obligor and the underling Portfolio Investment) and including a certification of a Financial Officer as to compliance with Section 6.03(d) and 6.04(d) during the period covered by such Borrowing Base Certificate;

(e)                                  promptly but no later than five Business Days after any Financial Officer of the Borrower shall at any time have actual knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate, as at the date the Borrower has knowledge of such Borrowing Base

Deficiency, indicating the amount of the Borrowing Base Deficiency as at the date the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency, as of the date not earlier than three Business Days prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f)                                   promptly upon receipt thereof, copies of (x) all significant and non-routine written reports and (y) written reports stating that material deficiencies exist in the Borrower’s internal controls or procedures or any other matter that could reasonably be expected to result in a Material Adverse Effect submitted to management or the board of trustees of Borrower by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of trustees of the Borrower;

(g)                                  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any of the Obligors with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;

(h)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request;

(i)                                     within 45 days after the end of each fiscal quarter of the Borrower, all external valuation reports relating to the Portfolio Investments delivered by the Approved Third-Party Appraiser in connection with the quarterly appraisals of Unquoted Investments included in the Borrowing Base (provided that any recipient of such reports executes and delivers any non-reliance letter, release, confidentiality agreement or similar agreements required by such Approved Third-Party Appraiser);

(j)                                    within 45 days after the end of each fiscal quarter of the Borrower, any report that the Borrower receives from a Custodian listing the Portfolio Investments, as of the end of such fiscal quarter, held through such Custodian; provided that the Borrower shall use its commercially reasonable efforts to cause the Custodian to provide such report;

(k)                                 within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment where there has been a realized gain or loss in the most recently completed fiscal quarter, (i) the cost basis of such Portfolio Investment, (ii) the proceeds received with respect to such Portfolio Investment representing repayments of principal during the most recently ended fiscal quarter, and (iii) any other amounts received with respect to such Portfolio Investment representing exit fees or prepayment penalties during the most recently ended fiscal quarter;

(l)                                     within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment, (i) the aggregate amount of all capitalized paid-in-kind interest for such Portfolio Investment during the most recently ended fiscal quarter and (ii) the aggregate amount of all paid-in-kind interest collected in respect of such Portfolio Investment during the most recently ended fiscal quarter;

(m)                             within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment, (i) the amortized cost of each Portfolio Investment as of the end of such fiscal quarter, (ii) the fair market value of each Portfolio Investment as of the end of such fiscal quarter, and (iii) the unrealized gains or losses as of the end of such fiscal quarter;

(n)                                 within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment the change in unrealized gains and losses for such quarter.  Such schedule will report the change in unrealized gains and losses by Portfolio Investment by showing the unrealized gain or loss for each Portfolio Investment as of the last day of the preceding fiscal quarter compared to the unrealized gain or loss for such Portfolio Investment as of the last day of the most recently ended fiscal quarter; and

(o)                                 promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Notwithstanding anything in this Section 5.01 to the contrary, the Borrower shall be deemed to have satisfied the requirements of this Section 5.01 (other than Sections 5.01(c), (d) and (e)) if the reports, documents and other information of the type otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC; provided that with respect to Section 5.01(f) and (g), notice of such availability is provided to the Administrative Agent at or prior to the time period required by this Section 5.01.

SECTION 5.02.                              Notices of Material Events.  Upon the Borrower becoming aware of any of the following, the Borrower will furnish to the Administrative Agent for distribution to each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent);

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)                                 any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.                              Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.                              Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.                              Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations.  All such insurance shall name the Collateral Agent as additional insured or loss payee, as applicable.

SECTION 5.06.                              Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP.  The Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during business hours, to examine and make extracts from its books and records (including books and records maintained by it in its capacity as a “servicer” in respect of any Designated Subsidiary or other Excluded Subsidiaries, or in a similar capacity with respect to any other Designated Subsidiary, but only to the extent the Borrower is not prohibited from disclosing such information or providing access to such information, and any books, records and documents held by the Custodian), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that the Borrower shall be entitled to have its representatives and advisors present during any inspection of its books and records and during any discussion with its independent auditors; provided further that Borrower shall not be responsible for the costs and expenses of the Administrative Agent and the Lenders for more than two such visits and inspections in any calendar year unless an Event of Default shall have occurred and be continuing.

SECTION 5.07.                              Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, any applicable rules, regulations or orders issued by the SEC thereunder and orders of any other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

SECTION 5.08.                              Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)                                 Subsidiary Guarantors.  In the event that any Obligor shall form or acquire any new Domestic Subsidiary (other than an Excluded Subsidiary), the Borrower will cause, within 30 days of the formation or acquisition thereof, such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (only upon the Administrative Agent’s reasonable request), and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have requested.

(b)                                 Ownership of Subsidiaries.  The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary (other than any Subsidiary that is an Excluded Subsidiary); provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.04 so long as after giving effect to such permitted transaction each of the remaining Subsidiaries of the Borrower is a wholly-owned Subsidiary.

(c)                                  Further Assurances.  The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.  Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent:

(i)                         to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower) and the holders of any Other Pari Passu Secured Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided further, that in the case of any Collateral consisting of voting stock of any Controlled Foreign Corporation or FSHCO, such security interest shall be limited to 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation or FSHCO,

(ii)                      subject to Section 7.04 of the Guarantee and Security Agreement, to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” over each bank account or securities account of the Obligors (other than Excluded Accounts (as defined in the Guarantee and Security Agreement)) and in that connection, the Borrower agrees to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, until such deposit, delivery or registration such cash and other proceeds shall be held in trust by the Borrower for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor or of any Designated Subsidiary or other Person (including with any money or financial assets of any Obligor in its capacity as “servicer” for any Designated Subsidiary or any other Excluded Subsidiary, or any money or financial assets of any Excluded Subsidiary),

(iii)                   in the case of any portfolio investment held by an Excluded Subsidiary that is subject to a Participation Interest, including any cash collection related thereto, ensure that such portfolio investment shall not be held in the account of any Obligor subject to a control agreement among such Obligor, the Collateral Agent and the Custodian delivered in connection with this Agreement or any other Loan Document,

(iv)                  in the case of any Portfolio Investment consisting of a Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and an Excluded Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) cause such Excluded Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation not acquired from an Obligor) in such underlying loan documents and the extensions of credit thereunder and (y) ensure that, subject to Section 5.08(c)(v) below, all amounts owing to such Obligor or Excluded Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly to the accounts of such Obligor and such Excluded Subsidiary,

(v)                     in the event that any Obligor is acting as an agent or administrative agent (or analogous capacity) under any loan documents with respect to any Bank Loan that does not hold all of the credit extended to the underlying borrower under the relevant underlying loan documents, ensure that all funds held by such Obligor in such capacity as agent or administrative agent are segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity,

(vi)                  cause all credit or loan agreements, any notes and all assignment and assumption agreements relating to any Portfolio Investment constituting part of the Collateral to be held by (x) the Collateral Agent, (y) the Custodian pursuant to the terms of the applicable Custodian Agreement (or another custodian reasonably satisfactory to the Administrative Agent), or (z) pursuant to an appropriate intercreditor agreement, so long as the Custodian (or custodian) has agreed to grant access to such loan and other documents to the Administrative Agent and Collateral Agent pursuant to an access or similar agreement between the Borrower and such Custodian (or custodian) in form and substance reasonably satisfactory to the Administrative Agent; provided that Borrower’s obligation to deliver underlying documentation may be satisfied by delivery of copies of such agreements; provided further that the Borrower shall not be deemed to be in default under this clause (vi) with respect to any Portfolio Investment held by FSEP Term Funding LLC prior to the earlier of (1) the 30th day following the Effective Date and (2) the date on which FSEP Term Funding LLC shall enter into a Custodian Agreement,

(vii)               on or before 120th day following the repayment of all third-party existing indebtedness of any Excluded Entity, the Borrower shall either (x) cause such person to become a Subsidiary Guarantor under the Loan Documents or (y) cause such Person to transfer all of its assets to the Borrower (and the Borrower and such Excluded Entity shall have executed assignment documentation in respect of such transfers), and

(viii)            on or before the 30th day following the Effective Date (or such later date as may be agreed by the Administrative Agent), cause FSEP Term Funding LLC, EP American Energy Investments, Inc. and each Designated REI Subsidiary Guarantor to enter into control agreements in favor of the Collateral Agent over each Custodial Account in which any Portfolio Investments owned by FSEP Term Funding LLC, EP American Energy Investments, Inc. or any Designated REI Subsidiary Guarantor are held with the applicable Custodian.

Notwithstanding anything to the contrary contained herein, (1) nothing contained herein shall prevent the Borrower from having a Participation Interest in a portfolio investment held by an Excluded Subsidiary and (2) if any instrument, promissory note, agreement, document or certificate held by the Custodian is destroyed or lost not as a result of any action of the Borrower, then any original of such instrument, promissory note, agreement, document or certificate shall be deemed held by the Custodian for all purposes hereunder, provided that, when the Borrower has actual knowledge of any such destroyed or lost instrument, promissory note, agreement, document or certificate, it uses all commercially reasonable efforts to obtain from the underlying borrower, and deliver to the Custodian, a replacement instrument, promissory note, agreement, document or certificate.

SECTION 5.09.                              Use of Proceeds.  The Borrower will use the proceeds of the Loans and the issuances of Letters of Credit to consummate the Refinancing, pay fees and expenses in connection with the Refinancing, and for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including, but not limited to (so long as such purchase would not result in a violation of Regulation U by any party hereto and,  upon request of any Lender, the Borrower agrees to provide such Lender an executed  Form U-1 with respect to this Agreement), purchasing shares of common stock of the Borrower in connection with a Tender Offer and making other distributions, contributions and investments not prohibited by the Loan Documents and the acquisition and funding (either directly or through one or more Subsidiaries) of Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.  No part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock (provided that (so long as such purchase would not result in a violation of Regulation U by any party hereto) the Borrower may use proceeds of the Loans to purchase its common stock in connection with a Tender Offer). Other than in connection with a Tender Offer, Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock (within the meaning of Regulation U), or with the proceeds of equity capital of the Borrower.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, in violation of applicable Sanctions, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 5.10.                              Status of RIC and BDC.  The Borrower shall at all times maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

SECTION 5.11.                              Investment and Valuation Policies.  The Borrower shall promptly advise the Lenders and the Administrative Agent of any material change in either its Investment Policies or Valuation Policy.

SECTION 5.12.                              Portfolio Valuation and Diversification, Etc.

(a)                                 Portfolio Valuation Etc.

(i)         Settlement Date Basis.  For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment included in the Borrowing Base shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment in the Borrowing Base until such purchase has settled, and any Portfolio Investment in the Borrowing Base which has been sold will not be excluded as a Portfolio Investment in the Borrowing Base until such sale has settled), provided that no such investment shall be included as a Portfolio Investment in the Borrowing Base to the extent it has not been paid for in full.

(ii)         Determination of Values.  The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments included in the Credit Facility First Priority Collateral as follows:

(A)                               Quoted Investments—External Review.  With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available (“Quoted Investments”), the Borrower shall, not less frequently than once each calendar week, determine the market value of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):

(w)                               in the case of public and 144A securities, the average of the bid prices as determined by two Approved Dealers selected by the Borrower,

(x)                                 in the case of bank loans, the average of the bid prices as determined by two Approved Dealers selected by the Borrower or an Approved Pricing Service which makes reference to at least two Approved Dealers with respect to such bank loans,

(y)                                 in the case of any Quoted Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z)                                  in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service; and

(B)                               Unquoted Investments—External Review.  With respect to Portfolio Investments for which market quotations are not readily available (“Unquoted Investments”), the Borrower shall value such Unquoted Investments quarterly in a manner consistent with its “Net Asset Valuation Policy,” as the same may be amended, supplemented, waived or otherwise modified from time to time consistent with standard industry practice and in a manner not prohibited by this Agreement (the “Valuation Policy”), including valuation of at least 35% by value of all Unquoted Investments included in the Borrowing Base using the assistance of an Approved Third Party Appraiser.

(C)                               Internal Review.  The Borrower shall conduct an internal review of the aggregate value of the Portfolio Investments included in the Borrowing Base, and of the Borrowing Base, at least once each calendar week which shall take into account any events of which a Responsible Officer of the Borrower has actual knowledge that materially adversely affects the aggregate value of the Portfolio Investments included in the Borrowing Base or the Borrowing Base.  If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days as provided in Section 5.01(e), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments (and provide cover for Letters of Credit), all as more specifically set forth in Section 2.09(c).

(D)                               Failure to Determine Values.  If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing sub-clauses (A) through (C), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero;

provided that, in no event shall any Portfolio Investment be valued pursuant to the foregoing requirements less frequently than annually.

(iii)                                 Scheduled Testing of Values.

(A)                               Each February 28, April 30, July 31 and October 31 of each calendar year, commencing on October 31, 2018 (or such other dates as are agreed to by the Borrower and the Administrative Agent, but in no event less frequently than once per calendar quarter, each a “Valuation Testing Date”), the Administrative Agent through an Independent Valuation Provider will test the values determined pursuant to Section 5.12(a)(ii) above of those Unquoted Investments included in the Borrowing Base selected by the Administrative Agent; provided, that the aggregate fair value of such Unquoted Investments tested on any Valuation Testing Date will be equal to the Tested Amount (as defined below) (or as near thereto as reasonably practical).  For the avoidance of doubt, Unquoted Investments that are part of the Collateral but not included in the Borrowing Base shall not be subject to testing under this Section 5.12(a)(iii).

(B)                               For purposes of this Agreement, the “Tested Amount” shall be equal to the greater of:  (i) an amount equal to (y) 125% of the Covered Debt Amount (as of the applicable Valuation Testing Date) minus (z) the sum of the values of all Cash and all Quoted Investments included in the Borrowing Base (as of the applicable Valuation Testing Date) and (ii) 10% of the aggregate value of all Unquoted Investments included in the Borrowing Base (as of the applicable Valuation Testing Date); provided, however, in no event shall more than 25% (or, if clause (ii) applies, 10%, or as near thereto as reasonably practicable) of the aggregate value of the Unquoted Investments in the Borrowing Base be tested by the Independent Valuation Provider in respect of any applicable Valuation Testing Date.

(C)                               With respect to any Unquoted Investment, if the value of such Unquoted Investment determined pursuant to Section 5.12(a)(ii) is not more than the lesser of (1) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Unquoted Investment is customarily quoted as a percentage of par) and (2) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider, then the value for such Unquoted Investment determined in accordance with Section 5.12(a)(ii) shall continue to be used as the “Value” for purposes of this Agreement.  If the value of any Unquoted Investment determined pursuant to Section 5.12(a)(ii) is more than the lesser of the values set forth in clause (C)(1) and (2) (to the extent applicable), then for such Unquoted Investment, the “Value” for purposes of this Agreement shall become the lesser of (x) the highest value of the valuation range provided by the Independent Valuation Provider, (y) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Unquoted Investment is customarily quoted as a percentage of par) and (z) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider.  For the avoidance of doubt, any values determined by the Independent Valuation Provider pursuant to this Section 5.12(a)(iii) or Section 5.12(a)(iv) shall be used solely for purposes of determining the “Value” of a Unquoted Investment under this Agreement and shall not be deemed to be the fair value of such asset as required under ASC 820, for purposes of the Borrower’s financial statements and the Investment Company Act.

(iv)                               Supplemental Testing of Values.

(A)                               Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, or the Co-Collateral Agent shall at any time have the right to request, in its reasonable discretion, any Portfolio Investment included in the Borrowing Base with a value determined pursuant to Section 5.12(b)(ii) to be independently tested by the Independent Valuation Provider.  There shall be no limit on the number of such tests that may be requested by the Administrative Agent or the Co-Collateral Agent in its reasonable discretion; provided that, all such tests shall be conducted in such a manner not disruptive in any material respect to the business of the Borrower.  The Administrative Agent or the Co-Collateral Agent shall notify the Borrower of its receipt of the final results of any such test promptly upon its receipt thereof and shall provide a copy of such results and the related report to the Borrower promptly upon the Borrower’s request.  If (x) the value determined pursuant to Section 5.12(a)(ii) is less than the value determined by the Independent Valuation Provider, then the value determined pursuant to Section 5.12(a)(ii) shall continue to be used as the “Value” for purposes of this Agreement and (y) if the value determined pursuant to Section 5.12(a)(ii) is greater than the value determined by the Independent Valuation Provider and the difference between such values is:  (1) less than 5% of the value determined pursuant to Section 5.12(a)(ii), then the value determined pursuant to Section 5.12(a)(ii) shall continue to be used as the “Value” for purposes of this Agreement; (2) between 5% and 20% of the value determined pursuant to Section 5.12(a)(ii), then the “Value” of such Portfolio Investment for purposes of this Agreement shall become the average of the value determined pursuant to Section 5.12(a)(ii) and the value determined by such Independent Valuation Provider; and (3) greater than 20% of the value determined pursuant to Section 5.12(a)(ii), then the Borrower and the Administrative Agent or Co-Collateral Agent, as applicable, shall retain an additional third-party appraiser and the “Value” of such Portfolio Investment for purposes of this Agreement shall become the average of the three valuations (with the Independent Valuation Provider’s value to be used as the “Value” until the third value is obtained).  For the avoidance of doubt, Portfolio Investments that are part of the Collateral but which the Borrower has not expressly included in the Borrowing Base shall not be subject to testing under this Section 5.12(a)(iv).

(B)                               Except as otherwise provided herein, the Value of any Portfolio Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider.  The Independent Valuation Provider shall apply a recognized valuation methodology that is commonly accepted by the business development company industry for valuing Portfolio Investments of the type being valued and held by the Obligors.

(C)                               All valuations shall be on a settlement date basis.  For the avoidance of doubt, the Value of any Portfolio Investment determined in accordance with this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(D)                               The reasonable and documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent or Co-Collateral Agent, as applicable, under this Section 5.12 shall be at the expense of the Borrower, provided that the Borrower’s obligation to reimburse valuation costs incurred by the Administrative Agent or Co-Collateral Agent, as applicable, pursuant to Section 5.12(a)(iv) shall be limited to an aggregate amount in any fiscal year of the Borrower equal to the greater of (x) $200,000.00 or (y) 0.05% of the aggregate amount of total Commitments then outstanding.

(E)                                In addition, the values determined by the Independent Valuation Provider shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof.

(b)                                 Investment Company Diversification Requirements.  The Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to (i) comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies and (ii) subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs.

SECTION 5.13.                              Calculation of Borrowing Base.  For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Portfolio Investment that is then included as Credit Facility First Priority Collateral by (y) the applicable Advance Rate, provided that:

(a)                                 the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 5% of the aggregate Value of all Cash and Portfolio Investments in the Collateral Pool that are Credit Facility First Priority Collateral as of the end of the most recent quarter, shall be 50% of the otherwise applicable Advance Rate;

(b)                                 the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 10% of the aggregate Value of all Cash and Portfolio Investments in the Collateral Pool that are Credit Facility First Priority Collateral as of the end of the most recent quarter shall be 0%;

(c)                                  the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in each of the energy and power investment subcategories set forth below exceeding the corresponding percentage set forth below of the aggregate Value of all Cash and Portfolio Investments in the Collateral Pool that are Credit Facility First Priority Collateral as of the end of the most recent quarter shall be 0%:

Subcategories(1)	Percentage
Upstream	60%
Midstream	45%
Downstream	20%
Power and Renewables	50%
Infrastructure	25%
Service and Equipment	20%

(d)                                 Performing Second Lien Bank Loans and Performing Other Cash Pay High Yield Securities shall in no event account for more than 50% of the Borrowing Base;

(e)                                  unsecured Performing Other Cash Pay High Yield Securities shall in no event account for more than 30% of the Borrowing Base;

(f)                                   the Advance Rate applicable to Investments in any Excluded Entity and Designated Subsidiary, finance leases, CDO Securities (or other Investments that represent an investment in an underlying levered portfolio) shall be 0%;

(g)                                  the Advance Rate applicable to any Portfolio Investment relating to, arising out of, or derived from (i) the exploration, production or utilization of coal in any capacity; (ii) the exploration and production of oil from oil sands or Arctic oil; (iii) infrastructure exclusively dedicated to the transport or storage of oil from oil sands or Arctic oil; (iv) facilities producing first generation biofuels; (v) upstream oil and gas operations located within a World Heritage Site (as selected by the United Nations Educational, Scientific and Cultural Organization) or with material adverse impacts on the outstanding universal value of a natural World Heritage Site; or (vi) any company whose core business is more than 50% derived from coal, shall be 0%;

(1)         All determinations of whether a particular Portfolio Investment belongs to one subcategory or another shall be made by the Borrower on a good faith basis consistent with the definitions set forth in this Section 5.13.

(h)                                 no Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and constitutes Credit Facility First Priority Collateral; provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible), such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied within seven (7) days of such inclusion;

(i)                                     no Participation Interest may be included in the Borrowing Base for more than ninety (90) days;

(j)                                    Permitted PIK Portfolio Investments shall in no event account for more than 10% of the Borrowing Base; and

(k)                                 no Portfolio Investment in a portfolio company that the Obligors do not hold Portfolio Investments in on the Effective Date shall be included in the Borrowing Base to the extent that Portfolio Investments in portfolio companies that provide oil field services (as determined in good faith by the Borrower) would exceed 12.5% of the aggregate Value of all Cash and Portfolio Investments in the Collateral Pool that are Credit Facility First Priority Collateral.

For the avoidance of doubt, to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13(a) through (j), the following percentages with respect to such Portfolio Investment:

Portfolio Investment(2)	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.
Performing First Lien Bank Loans	70%	60%
Performing First Lien Secured High Yield Securities	65%	55%
Performing Unitranche Bank Loans	65%	55%
Performing Second Lien Bank Loans	55%	45%
Performing Other Cash Pay High Yield Securities	50%	40%
Portfolio Investments other than those described above	0%	0%

(2)         For the avoidance of doubt, the above categories are intended to be indicative of the traditional investment types in a fully capitalized issuer.  All determinations of whether a particular Portfolio Investment belongs to one category or another shall be made by the Borrower on a consistent basis with the foregoing.  For example, a secured bank loan at a holding company, the only assets of which are the shares of a fully capitalized operating company would not ordinarily constitute a Bank Loan but would ordinarily constitute a mezzanine investment.

“Bank Loans” means debt obligations (including, without limitation, term loans, notes, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and bridge loans) that are not contractually subordinated in right of payment to any other indebtedness (it being understood that indebtedness will not be deemed to be subordinated in right of payment to other indebtedness solely as a result of having a junior lien on any assets) and which are generally documented under documentation substantially similar to documents used in respect of a loan or credit facility or a purchase of notes issued as an alternative to the incurrence of loans under such a loan or credit facility (so long as the documentation relating to such notes generally contains terms similar to those included in credit facilities), including any notes issued by a direct lender.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et sec.

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other equity interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Pay Bank Loans” means First Lien Bank Loans and Second Lien Bank Loans (x) as to which, at the time of determination, all of the interest is payable not less frequently than quarterly and for which not less than 2/3 of the interest (including accretions and “pay-in-kind” interest) for the most recently ended monthly or quarterly period (as applicable) is payable in cash or (y) that are Permitted PIK Portfolio Investments.

“CDO Securities” means debt securities, equity securities or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit), including synthetic securities that provide synthetic credit exposure to debt securities, equity securities or composite or combination securities, that entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“Downstream” means issuers that refine and process energy resources, including but not limited to natural gas, propane, crude oil, and petrochemical and feedstocks.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof and which has the most senior pre-petition lien priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings; provided, however, that, in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien.

“High Yield Securities” means debt Securities (other than the “in the money” component of any convertible debt Securities) (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (c) that are not Cash Equivalents or Bank Loans and (d) that are not contractually subordinated in right of payment to any other indebtedness (it being understood that indebtedness will not be deemed to be subordinated in right of payment to other indebtedness solely as a result of having a junior lien on any assets).

“Infrastructure” means Portfolio Investments in issuers that own long-life assets that provide transportation for freight and bulk commodities (including but not limited to the provision of transportation for other energy-related businesses) and issuers that market and distribute refined energy resources.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than three months from the applicable date of determination.

“Midstream” means issuers engaged with transporting hydrocarbons and water, pipelines, gathering systems, processing facilities, liquefied natural gas infrastructure and storage of hydrocarbons and water.

“Performing” means the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof, after the expiration of any applicable grace period.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Cash Pay Bank Loans and are Performing and which are not Performing Unitranche Bank Loans.

“Performing First Lien Secured High Yield Securities” means High Yield Securities (a) that are entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective issuer and guarantors obligated in respect thereof; provided, however, that, in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien, (b) (x) as to which, at the time of determination, not less than 2/3 of the interest (including accretions and “pay-in-kind” interest) for the most recently ended monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash or (y) that are Permitted PIK Portfolio Investments and (c) which are Performing.

“Performing Other Cash Pay High Yield Securities” means High Yield Securities (other than Performing First Lien Secured High Yield Securities) (a) (x) as to which, at the time of determination, not less than 2/3 of the interest (including accretions and “pay-in-kind” interest) for the most recently ended monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash, (y) as to which, at the time of determination, cash interest in an amount greater than or equal to 4.5% above 3-month LIBOR was paid for such period or (z) that are Permitted PIK Portfolio Investments and (b) which are Performing.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Cash Pay Bank Loans and are Performing.

“Performing Unitranche Bank Loans” means Unitranche Bank Loans (a) (x) as to which, at the time of determination, not less than 2/3 of the interest (including accretions and “pay-in-kind” interest) for the most recently ended monthly or quarterly period (as applicable) is payable in cash, (y) as to which, at the time of determination, cash interest in an amount greater than or equal to 4.5% above 3-month LIBOR was paid for such period or (z) that are Permitted PIK Portfolio Investments and (b) which are Performing.

“Permitted PIK Portfolio Investments” means Portfolio Investments which would otherwise qualify as Cash Pay Bank Loans (as First Lien Bank Loans or as Second Lien Bank Loans), Performing First Lien Secured High Yield Securities, Performing Other Cash Pay High Yield Securities or Performing Unitranche Bank Loans, as applicable, other than for the fact that interest on such Portfolio Investment paid in cash for the applicable period was not sufficient to meet the applicable requirements of such type of Portfolio Investment; provided, that (i) the option to pay interest other than in cash was included in the original investment by the applicable Obligor and (ii) as of the date of determination the Borrower reasonably believes such Portfolio Investment will pay interest in cash sufficient to meet such requirements within eight (8) quarters of such original date of investment.

“Permitted Prior Working Capital Lien” means, with respect to a borrower or guarantor under a Bank Loan or High Yield Security, a security interest to secure a working capital facility for such borrower or guarantor in the accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof) of such borrower and or guarantors; provided that (i) such Bank Loan or High Yield Security has a second priority lien on such accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof), (ii) such working capital facility is not secured by any other assets (other than a second priority lien, subject to the first priority lien of the Bank Loan or High Yield Security) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the maximum principal amount of such working capital facility is not at any time greater than 15% of the aggregate consolidated enterprise value of the top level borrower or guarantor of such Bank Loan or High Yield Security (as determined pursuant to the enterprise value as determined at closing of the transaction).

“Power and Renewables” means issuers focused on liquefied natural gas regasification terminals, gas sales, power and electricity transmission and distribution, as well as businesses involved in the production of alternative or renewable energy.

“Second Lien Bank Loan” means (a) a Bank Loan that is entitled to the benefit of a second lien and second priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof or (b) a debt obligation that would qualify as a First Lien Bank Loan other than for the fact that such debt obligation is subordinate to other indebtedness sharing a first priority lien in favor of such debt obligation as regards the order of application of proceeds of enforcement of such lien.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, royalty interests, net profit interests, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service and Equipment” means issuers that provide services, supplies and/or equipment in connection with the exploration, production and transportation of oil and natural gas, including seismic, drilling, completion and production activities, as well as those issuers that support the operations and development of Power and Renewables and any issuer that is commonly understood to be part of, or specifically connected with, the Upstream, Midstream, Downstream, Power and Renewables, Infrastructure and Service and Equipment industries.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within three months of the applicable date of determination.

“Unitranche Bank Loans” means any First Lien Bank Loan if the aggregate amount of first lien Indebtedness of the top level borrower or guarantor of such First Lien Bank Loan and its subsidiaries on a consolidated basis as of such borrower’s or guarantor’s most recently ended fiscal quarter for which financial information is available to the Borrower exceeds (i) 4.0x the EBITDA of such top level borrower or guarantor for the most recent four fiscal quarter period for which financial information is available to the Borrower or (ii) in the case of an Upstream Issuer, 1.0x the net present value of Proved Oil and Gas Reserves of such top level borrower or guarantor and its subsidiaries on a consolidated basis (calculated at the time the relevant Obligor acquires or funds the applicable First Lien Bank Loan).  For purposes of the foregoing (x) “EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” in the relevant agreement relating to the applicable Eligible Portfolio Investment)) for the relevant period plus the following to the extent deducted in calculating such consolidated net income: (i) consolidated interest charges for such period; (ii) the provision for Federal, state, local and foreign income taxes payable for such period; (iii) depreciation and amortization expense for such period;  (iv) in the case of an Upstream Issuer, exploration costs and (v) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower and (y) “Proved Oil and Gas Reserves” means those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain regardless of whether deterministic or probabilistic methods are used for the estimation.

“Upstream” means issuers involved in the exploration, development or production of hydrocarbons, hydrocarbon sales, resource and minerals plays and the ownership of interests in hydrocarbons (including royalty and net revenue interests).

“Upstream Issuer” means an issuer engaged in an Upstream business.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means with respect to any Portfolio Investment, the most recent value as determined pursuant to Section 5.12.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.                              Indebtedness.  The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created hereunder or under any other Loan Document;

(b)                                 Permitted Indebtedness in an aggregate amount that, taken together with Indebtedness permitted under clauses (a) and (g) of this Section 6.01 (1) does not exceed, at the time it is incurred, the amount required to comply with the provisions of Section 6.07(b), (2) will not result in the Covered Debt Amount, at the time it is incurred, exceeding the Borrowing Base (or, with respect to Notes Priority Secured Indebtedness, will not result in the Notes First Priority Collateral Coverage Ratio (as defined in the Secured Notes Indenture as in effect on the Effective Date) being less than 1.50 to 1.0), so long as no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such Permitted Indebtedness and (3) the Adjusted Asset Coverage Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Permitted Indebtedness shall not exceed 2.25 to 1.00 at the time of entering into agreements establishing such Permitted Indebtedness;

(c)                                  Other Permitted Indebtedness;

(d)                                 Indebtedness of any Obligor to or from another Obligor;

(e)                                  repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(f)                                   obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(g)                                  other Indebtedness in an aggregate amount not exceeding the Additional Debt Amount at any one time outstanding and that, taken together with Indebtedness permitted under clauses (a) and (b) of this Section 6.01 (1) does not exceed, at the time it is incurred, the amount required to comply with the provisions of Section 6.07(b) and (2) will not result in the Covered Debt Amount, at the time it is incurred (for clarity, with respect to revolving loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place at the time such facility is entered into, and not upon each borrowing thereunder), exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such other Indebtedness;

(h)                                 obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(i)                                     obligations of an Obligor under a Permitted SBIC Guarantee, any SBIC Equity Commitment and analogous commitments by such Obligor with respect to any of its SBIC Subsidiaries;

(j)                                    Indebtedness existing on the Effective Date and set forth in Part A of Schedule II; and

(k)                                 obligations arising with respect to Hedging Agreements (other than Credit Default Swaps) and Credit Default Swaps entered into pursuant to Section 6.04(c) or (f).

SECTION 6.02.                              Liens.  The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 any Lien on any property or asset of any Obligor existing on the Effective Date and set forth in Part B of Schedule II, provided that (i) no such Lien shall extend to any other property or asset of such Obligor(s) and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof,

(b)                                 Liens created pursuant to the Security Documents;

(c)                                  Liens on Special Equity Interests included in the Portfolio Investments but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;

(d)                                 Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding the Additional Debt Amount at any one time outstanding (which may cover Portfolio Investments, but only to the extent released from the Lien in favor of the Collateral Agent in accordance with the requirements of Section 9.12 of the Guarantee and Security Agreement), so long as at the time thereof the aggregate amount of Indebtedness permitted under clauses (a), (b) (other than the Notes Priority Secured Indebtedness) and (g) of Section 6.01 does not exceed the lesser of (i) the Borrowing Base and (ii) the amount required to comply with the provisions of Section 6.07(b);

(e)                                  Permitted Liens;

(f)                                   Liens on an Obligor’s direct ownership interest in an Excluded Subsidiary to secure obligations owed to a creditor of such Excluded Subsidiary;

(g)                                  Liens securing Indebtedness permitted under Section 6.01(e) and (f); and

(h)                                 Liens created by posting of cash collateral in connection with Hedging Agreements permitted under Section 6.04(c).

SECTION 6.03.                              Fundamental Changes and Dispositions of Assets.  The Borrower will not, nor will it permit any other Obligor to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower will not reorganize under the laws of a jurisdiction other than any jurisdiction in the United States.  The Borrower will not, nor will it permit any other Obligor to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any other Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document.  The Borrower will not, nor will it permit any other Obligor to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (w) any transaction permitted under Section 6.02, 6.05 or 6.12, (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and the use of Cash and Cash Equivalents in the ordinary course of business) (other than the transfer of Portfolio Investments to Excluded Subsidiaries), (y) subject to the provisions of clause (d) below, Portfolio Investments (to the extent not otherwise included in clause (x) of this Section) and (z) subject to the provisions of clauses (c) and (e) below, any Obligor’s ownership interest in any Excluded Subsidiary.

Notwithstanding the foregoing provisions of this Section:

(a)                                 any Subsidiary of the Borrower may be merged or consolidated with or into any Obligor so long as an Obligor is the surviving Person;

(b)                                 any Obligor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Obligor;

(c)                                  the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of (including by way of consolidation and merger) (i) to any Obligor or (ii) so long as such transaction results in an Obligor receiving the proceeds of such disposition, to any other Person, provided that in the case of this clause (ii) if such Subsidiary is a Subsidiary Guarantor or holds any Portfolio Investments, the Borrower (x) would have been permitted to designate such Subsidiary as a “Designated Subsidiary” hereunder, (y) the amount of any excess availability under the Borrowing Base immediately prior to such disposition is not diminished as a result of such disposition to such other Person or (z) the Borrowing Base immediately after giving effect to such disposition is at least 110% of the Covered Debt Amount;

(d)                                 the Obligors may sell, transfer or otherwise dispose of Portfolio Investments to an Excluded Subsidiary so long as (i) after giving effect to such sale, transfer or disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such sale, transfer or disposition is not diminished as a result of such sale, transfer or disposition or (y) the Borrowing Base immediately after giving effect to such sale, transfer or disposition is at least 110% of the Covered Debt Amount;

(e)                                  the Borrower may merge or consolidate with, or acquire or dispose of all or substantially all of the assets of, any other Person so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto (and any concurrent acquisitions of Portfolio Investments by the Borrower or payment of outstanding Loans made to the Borrower), no Default shall have occurred or be continuing;

(f)                                   the Obligors may dissolve or liquidate any Subsidiary (i) that does not own, legally or beneficially, assets (including, without limitation, Portfolio Investments) which in aggregate have a value of $500,000 or more at such time of dissolution or liquidation or (ii) so long as (a) in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to an Obligor and (b) the Borrower determines in good faith that such dissolution or liquidation is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(g)                                  the Borrower and the other Obligors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $25,000,000 in any fiscal year;

(h)                                 an Obligor may transfer assets that such Obligor would otherwise be permitted to own to an Excluded Subsidiary for the sole purpose of facilitating the transfer of assets from one Excluded Subsidiary (or a Subsidiary that was an Excluded Subsidiary immediately prior to such disposition) to another Excluded Subsidiary, directly or indirectly through such Obligor (such assets, the “Transferred Assets”), provided that (i) no Default exists or is continuing at such time or would result from any such transfer to or by such Obligor, (ii) the Covered Debt Amount shall not exceed the Borrowing Base at such time, (iii) the Transferred Assets are transferred to such Obligor by the transferor Excluded Subsidiary on the same Business Day that such assets are transferred by such Obligor to the transferee Excluded Subsidiary, and (iv) following such transfer such Obligor has no liability, actual or contingent, with respect to the Transferred Assets other than Standard Securitization Undertakings; and

(i)                                     the Borrower may deposit and use cash to purchase shares of common stock of the Borrower in connection with a Tender Offer.

SECTION 6.04.                              Investments.  The Borrower will not, nor will it permit any other Obligor to, acquire, make or enter into, or hold, any Investments except:

(a)                                 operating deposit accounts with banks;

(b)                                 Investments by Obligors in other Obligors;

(c)                                  Hedging Agreements entered into in the ordinary course of any Obligor’s business for financial planning and not for speculative purposes;

(d)                                 Portfolio Investments, and Investments in Excluded Subsidiaries, to the extent such Portfolio Investments and/or Excluded Subsidiaries are permitted under the Investment Company Act and the Borrower’s Investment Policies; provided that, if such Portfolio Investment is not included in the Collateral Pool and with respect to Investments in Excluded Subsidiaries, then (i) after giving effect to such Investment (and any concurrent acquisitions of Investments in the Collateral Pool or payment of outstanding Loans), the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount;

(e)                                  Investments in (or capital contributions to) Excluded Subsidiaries to the extent permitted by Section 6.03(d) or (h);

(f)                                   Investments constituting Credit Default Swaps in an aggregate amount not to exceed $25,000,000; and

(g)                                  additional Investments up to but not exceeding $50,000,000 in the aggregate at any time outstanding.

For purposes of clause (g) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; and provided further that the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment or as a result of any other matter (other than any cash or assets contributed to or invested in such Investment).

SECTION 6.05.                              Restricted Payments.  The Borrower will not, nor will it permit any other Obligor to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower or such other Obligor may declare and pay:

(a)                                 dividends with respect to the capital stock of the Borrower to the extent payable in additional shares of the Borrower’s common stock;

(b)                                 dividend and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) with respect to any taxable or calendar year, as applicable, dividends and other distributions in amounts not to exceed 110% of the amounts that are required to be distributed to: (i) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain the Borrower’s eligibility to be taxed as a RIC for such taxable year, (ii) reduce to zero for such taxable year the Borrower’s liability for federal income taxes imposed on (x) the Borrower’s investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) the Borrower’s net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(c)                                  any settlement in respect of a conversion feature in any convertible security that may be issued by the Borrower to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash)); and

(d)                                 Restricted Payments to repurchase Equity Interests of the Borrower from managers, partners, members, directors, officers, employees or consultants of FS/EIG Advisor, LLC, the Borrower or another Obligor or their respective authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of directors of FS/EIG Advisor, LLC, the Borrower or such other Obligor, in an aggregate amount not to exceed $2,500,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5,000,000 in any calendar year;

(e)                                  other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Borrowing Base is equal to at least 110% of the Covered Debt Amount and (y) no Default shall have occurred and be continuing and (ii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment.  For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d), provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this sub-clause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment.

(f)                                   so long as no Default shall have occurred and be continuing or would result therefrom and the Borrowing Base is not less than the Covered Debt Amount on a pro forma basis and the Borrower is in compliance on a pro forma basis with (i) Section 6.07(a) as of the last day of the Borrower’s most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent and (ii) Section 6.07(b) after giving effect thereto, Restricted Payments in connection with a Tender Offer.

In calculating the amount of Restricted Payments made by the Borrower during any period referred to in paragraph (b) above, any Restricted Payments made by Designated Subsidiaries or any other

Excluded Subsidiary that is a Subsidiary during such period (other than any such Restricted Payments that are made directly or indirectly to Obligors or ratably to any Obligor and any other direct shareholder in any such Designated Subsidiary or Excluded Subsidiary) shall be treated as Restricted Payments made by the Borrower during such period.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary Guarantor of the Borrower to the Borrower or to any other Subsidiary Guarantor.

For the avoidance of doubt, (1) the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it and (2) the determination of the amount described in paragraph (b) shall be made separately for the taxable year of the Borrower and for the calendar year of the Borrower and the limitation on dividends or distributions imposed by such paragraph shall apply separately to the amounts so determined.

SECTION 6.06.                              Certain Restrictions on Subsidiaries.  The Borrower will not permit any of its Subsidiaries (other than Excluded Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property; provided that the foregoing shall not apply to (i) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under the Security Documents or prohibit, in any material respect, any Subsidiary from performing its obligations under the Loan Documents), (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset permitted by this Agreement or any Lien permitted by this Agreement on such asset so long as the applicable restrictions only apply to such assets and (iii) any agreement, instrument or other arrangement pertaining to any sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (x) only apply to such assets and (y) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence of payment of Indebtedness under this Agreement or the ability of the Borrower and its Subsidiaries to perform any other obligation under any of the Loan Documents.

SECTION 6.07.                              Certain Financial Covenants.

(a)                                 Minimum Shareholders’ Equity.  The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower to be less than the sum of (1) 65% of the difference of (x) the Shareholders’ Equity as at the Effective Date less (i) the lesser of (x) amounts paid by the Borrower to purchase its shares of common stock in connection with a Tender Offer and (ii) $250,000,000, plus (2) 50% of the net proceeds of the sale of Equity Interests by the Borrower and its Subsidiaries after the Effective Date (other than proceeds of any distribution or dividend reinvestment plan).

(b)                                 Asset Coverage Ratio.  The Borrower will not permit the Asset Coverage Ratio to be less than 2.00 to 1.00 at any time.

SECTION 6.08.                              Transactions with Affiliates.  The Borrower will not, and will not permit any other Obligor to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such other Obligor than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any other

Obligors not involving any other Affiliate, (c) transactions and documents governing transactions permitted under section 6.03, 6.04(e) and 6.05, (d) the Affiliate Agreement and the transactions provided in the Affiliate Agreement (as such agreement is amended, modified or supplemented from time to time in a manner not materially adverse to the Lenders), (e) transactions described or referenced on Schedule V, (f) any Investment that results in the creation of an Affiliate, (g) Affiliates (including co-investments) as permitted by any SEC exemptive order (as may be amended from time to time), any no-action letter or as otherwise permitted by applicable law, rule or regulation and SEC staff interpretations thereof, (h) the payment of compensation and reimbursement of expenses and indemnification to officers and directors in the ordinary course of business, (i) this Agreement and the other Loan Documents, and the transactions contemplated herein and therein or (j) agreements among the Borrower, the other Obligors and/or their respective Affiliates entered into in connection with the administration of this Agreement and/or the other Loan Documents, and the transactions contemplated therein.

SECTION 6.09.                              Lines of Business.  The Borrower will not, nor will it permit any other Obligor to, engage in any business in a manner that would violate its Investment Policies in any material respect.

SECTION 6.10.                              No Further Negative Pledge.  The Borrower will not, and will not permit any other Obligors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 (including covenants with respect to the Secured Notes Indenture and agreements governing Other Pari Passu Secured Indebtedness and Notes Priority Secured Indebtedness prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any agreement that imposes such restrictions only on Equity Interests in Excluded Subsidiaries; and (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require (other than pursuant to a grant of a Lien under the Loan Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans, or any Hedging Agreement.

SECTION 6.11.                              Modifications of Certain Documents.  The Borrower will not consent to any modification, supplement or waiver of (a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Permitted Indebtedness that would result in such Permitted Indebtedness not meeting the requirements of the definition of “Permitted Indebtedness,” set forth in Section 1.01 of this Agreement, unless following such amendment, modification or waiver, such Permitted Indebtedness would otherwise be permitted under Section 6.01, or (b) the Affiliate Agreement, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

Without limiting the foregoing, the Borrower may, at any time and from time to time, without the consent of the Administrative Agent or the Required Lenders, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(d), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms so long as following any such action such Indebtedness continues to be permitted under Section 6.01(d).

SECTION 6.12.                              Payments of Other Indebtedness.  The Borrower will not, nor will it permit any other Obligor to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness, or any Indebtedness that is not then included in the Covered Debt Amount (other than the refinancing of such Indebtedness with Indebtedness permitted under Section 6.01 or with the proceeds of any issuance of Equity Interests), except for:

(a)                                 regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that:  (w) the conversion features into Permitted Equity Interests under convertible notes; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (y) any cash payment on account of interest or expenses or fractional shares on such convertible notes made by the Borrower in respect of such triggering and/or settlement thereof, shall be permitted under this clause (a));

(b)                                 payments and prepayments thereof required to comply with requirements of Section 2.09(c); and

(c)                                  other payments and prepayments so long as at the time of and immediately after giving effect to such payment, (i) no Default shall have occurred and be continuing and (ii) if such payment were treated as a “Restricted Payment” for the purposes of determining compliance with Section 6.05(e), such payment would be permitted to be made under Section 6.05(e);

provided that, in the case of clauses (a) through (c) above, in no event shall any Obligor be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness, if after giving effect thereto, the Covered Debt Amount would exceed the Borrowing Base (it being understood that, with respect to the prepayment of any Indebtedness that is not then included in the Covered Debt Amount (other than from the proceeds of refinancing Indebtedness that is not included in the Covered Debt Amount), at the time of the giving of notice of prepayment or redemption to the holders thereof, the Borrower shall only be entitled to provide such notice if the inclusion of such Indebtedness in the Covered Debt Amount would not result in a Borrowing Base being less than the Covered Debt Amount).

ARTICLE VII

EVENTS OF DEFAULT

Until the Termination Date, if any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as required by Section 2.08(a) on the Revolving Facility Commitment Termination Date;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)                                  any representation or warranty made (or deemed made pursuant to Section 4.02) by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence) or Sections 5.08(a) and (b) or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement or (ii) Sections 5.01(d) and (e) or 5.02 and such failure, in the case of this clause (ii), shall continue unremedied for a period of five or more Business Days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower;

(e)                                  a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e), provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days of the Notice Date, so long as such Borrowing Base Deficiency is cured within such 30-Business Day period;

(f)                                   the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d), or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(g)                                  the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account (other than with respect to payments of principal) any applicable grace period;

(h)                                 any event or condition occurs that results in any Material Indebtedness (i) becoming due prior to its scheduled maturity or (ii) that shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt after giving effect to any applicable grace period), unless, in the case of this clause (ii), so long as the Commitments have not been terminated and the Loans declared due and payable in whole, such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply (1) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (2) to convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness) or (3) in the case of clause (h)(ii), to any Indebtedness of a Designated Subsidiary to the extent the event or condition giving rise to the circumstances in clause (h)(ii) was not a payment or insolvency default;

(i)                                     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)                                    the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)                                 the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)                                     one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and (i) the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which 30 day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(m)                             an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n)                                 a Change in Control with respect to the Borrower shall occur;

(o)                                 FS/EIG Advisor, LLC or any Subsidiary of FS/EIG Advisor, LLC that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients shall cease to be the investment advisor for the Borrower;

(p)                                 the Liens created by the Security Documents shall, at any time with respect to (i) Portfolio Investments included in the Collateral Pool having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Collateral Pool or (ii) Portfolio Investments included in the Secured Notes Priority Collateral having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Secured Notes Priority Collateral, in either case, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except as a result of a disposition of Portfolio Investments in a transaction or series of transactions permitted under this Agreement; provided that if such default is as a result of any action of the Administrative Agent or Collateral Agent or a failure of the Administrative Agent or Collateral Agent to take any action within its control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after the Borrower receives written notice of such default thereof from the Administrative Agent unless the continuance thereof is a result of a failure of the Collateral Agent or Administrative Agent to take an action within its control;

(q)                                 except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower;

(r)                                    the Obligors shall at any time, without the consent of the Required Lenders, (i) modify, supplement or waive in any material respect the Investment Policies (other than any modification, supplement or waiver required by any applicable law, rule or regulation or Governmental Authority), provided that a modification, supplement or waiver shall not be deemed a modification in any material respect of the Investment Policies if the effect of such modification, supplement or waiver is that the permitted investment size of the Portfolio Investments proportionately increases as the size of the Borrower’s capital base changes; (ii) modify, supplement or waive in any material respect the Valuation Policy (other than any modification, supplement or waiver (w) required under GAAP, (x) required by any applicable law, rule or regulation or Governmental Authority or (y) when taken as a whole is not adverse to the Lenders when compared to the Valuation Policy in effect as of the Effective Date), (iii) fail to comply with the Valuation Policy in any material respect, or (iv) fail to comply with the Investment Policies if such failure could reasonably be expected to result in a Material Adverse Effect, and in the case of sub-clauses (iii) and (iv) of this clause (r), such failure shall continue unremedied for a period of 30 or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or knowledge thereof by a Financial Officer;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as the collateral agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to have all the rights and benefits hereunder and thereunder, and to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The rights of the Co-Collateral Agent hereunder are individual rights and the Person acting in the capacity as Co-Collateral Agent shall owe no duties or obligations to any party hereto in its capacity as Co-Collateral Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing in consultation with the Borrower), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to (1) release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented, in each case, other than to another Obligor, (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Designated Subsidiary” or becomes an Excluded Subsidiary in accordance with this Agreement or which is no longer required to be a “Subsidiary Guarantor,” so long as in the case of this clause (2):  (A) immediately after giving effect to any such release (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Indebtedness) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release and the Borrowing Base immediately after giving effect to such release or designation is at least 100% of the Covered Debt Amount or (II) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Default or Event of Default has occurred and is continuing and (3) spreading of Liens to any Other Pari Passu Secured Indebtedness or Notes Priority Secured Indebtedness or Hedging Obligations (as such term is defined in the Guarantee and Security Agreement) in accordance with the Guarantee and Security Agreement.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                              such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)         none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)                       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                          no fee or other compensation is being paid directly to the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

The Administrative Agent, and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Section 2.16 and without limiting or expanding the obligation of any Loan Party to do so) from and against all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all related losses, claims, liabilities and expenses incurred, including legal fees, charges and disbursements and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this paragraph, the term “Lender” includes any Issuing Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.                              Notices; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                              if to the Borrower, the Administrative Agent, any Issuing Bank or any Conduit Support Provider, to its address set forth on Schedule X; and

(ii)                           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless otherwise notified by the Administrative Agent to the Borrower, the Borrower may satisfy its obligation to deliver documents or notices to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering an electronic copy to:  its e-mail address set forth on Schedule X, or such other e-mail address(es) as provided to the Borrower in a notice from the Administrative Agent, (and the Administrative Agent shall promptly provide notice thereof to the Lenders).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

In no event shall the Administrative Agent or any Lender have any liability to the Borrower or any other Person for damages of any kind (whether in tort contract or otherwise) arising out of any transmission of communications through the internet, except in the case of direct damages, to the extent such damages are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the fraud, willful misconduct or gross negligence of such relevant Person.

(c)                                  Documents to be Delivered under Sections 5.01 and 5.12(a).  For so long as an IntralinksTM or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering either an electronic copy in the manner specified in Section 9.01(b) or a notice identifying the website where such information is located for posting by the Administrative Agent on IntralinksTM or such equivalent website, provided that the Administrative Agent shall have no responsibility to maintain access to IntralinksTM or an equivalent website.

SECTION 9.02.                              Waivers; Amendments.

(a)                                 No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Amendments to this Agreement.  Subject to Section 2.12(c) and to the second sentence of the definition of “Modification Offer” and the provisions of the Guarantee and Collateral Agreement and Collateral Agency Agreement providing for the addition of additional Other Pari Passu Secured Indebtedness and Notes Priority Secured Indebtedness in accordance with the terms thereof, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)                              increase the Commitment of any Lender without the written consent of such Lender,

(ii)                           reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii)                        postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv)                       change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or change the definition of Applicable Dollar Percentage or Applicable Multicurrency Percentage without the consent of each Lender directly and adversely affected thereby, or

(v)                          change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that (w) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Issuing Bank, as the case may be and (x) the consent of Lenders holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments will be required (A) for any adverse change (from the Lenders’ perspective) affecting the provisions of this Agreement relating to the calculation of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(iii) or (iv), but including changes to the provisions of Section 5.12(c)(ii) and the definitions set forth in Section 5.13) unless otherwise expressly provided herein, (B) for any release of Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents or (C) amend the definition of “Asset Coverage Ratio” or “Adjusted Asset Coverage Ratio” (or any defined term used in either such definition to the extent relating to either such definition) or any covenant contained herein requiring compliance or pro forma compliance with either such ratio and (y) the definitions of “Conduit Lender”, “Conduit Support Provider” or “CP Senior Obligations” and Section 9.17 (or any references to such Section in this Agreement or any reference to the assignment rights of a Conduit Lender or Conduit Support Provider in Section 9.04) may not be amended, waived or otherwise modified without the consent of each Conduit Lender.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount.  In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, for the avoidance of doubt, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document.

If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(c)                                  Amendments to Security Documents.  No Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (excluding (x) any increase in the Loans and Letters of Credit hereunder pursuant to a Commitment Increase under Section 2.07(e) and (y) the spreading of such Liens to any Other Pari Passu Secured Indebtedness or Notes Priority Secured Indebtedness or Hedging Obligations (as such term is defined in the Guarantee and Security Agreement) as provided for in the Guarantee and Security Agreement) except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, except as otherwise expressly permitted by the Loan Documents, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to, and in addition to the rights of such parties under the Guarantee and Security Agreement, the Administrative Agent and the Collateral Agent under the Guarantee and Security Agreement may (in addition to the rights of such parties under the Guarantee and Security Agreement), (1) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented, in each case, other than to another Obligor and (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Designated Subsidiary” or becomes an Excluded Subsidiary in accordance with this Agreement or which ceases to be consolidated on the Borrower’s financial statements and is no longer required to be a “Subsidiary Guarantor,” and (3) re-designate any Credit Facility First Priority Collateral to Notes First Priority Collateral so long as (A) after giving effect to any such release under this clause (2) or (3) (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Event of Default has occurred and is continuing.

(d)                                 Replacement of Non-Consenting Lender.  If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02 that has been approved by the Required Lenders, the consent of one or more Lenders whose consent is required for such proposed change, waiver, discharge or termination is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.19(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

SECTION 9.03.                              Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and the Lead Arrangers in connection with the syndication of the credit facilities provided for herein, the preparation and administration (other than internal overhead charges) of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (including legal expenses limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel for the Administrative Agent, Collateral Agent, Co-Collateral Agent and Lead Arrangers collectively), subject to any limitation previously agreed in writing, (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and the Lenders (including legal expenses limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel for the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and the Lead Arrangers collectively (and, in the case of an actual conflict of interest where the Administrative Agent, the Collateral Agent or any Lead Arranger affected by such conflict informs the Obligors of such conflict in writing and thereafter retains its own counsel, another firm of outside counsel for such affected Person)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable and documented out-of-pocket costs, expenses, Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, the Issuing Bank, the Collateral Agent, the Co-Collateral Agent, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, fraud, willful misconduct or gross negligence of such Indemnitee, (ii) a claim brought against such Indemnitee for material breach of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if there has been a final and nonappealable judgment against such Indemnitee on such claim as determined by a court of competent jurisdiction or (iii) a claim arising as a result of a dispute between Indemnitees (other than (x) any dispute involving claims against the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers or the Issuing Bank, in each case in their respective capacities as such, and (y) claims arising out of any act or omission by the Borrower or its Affiliates).

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor, provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection.  This Section 9.03(b) shall not apply to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank under paragraph (a) or (b) of this

Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank in its capacity as such.

(d)                                 Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.                              Successors and Assigns.

(a)                                 Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and 9.17(c) as applicable.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.

(i)                                Assignments Generally.  Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower, provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing, any other assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof; and

(B)                               the Administrative Agent and, in the case of a Multicurrency Revolving Commitment, each Issuing Bank.

(ii)                                Certain Conditions to Assignments.  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure of a Class, the amount of the Commitment or Loans and LC Exposure of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 (or $1,000,000 in the case of an assignment of Term Loans) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (i), (j) or (k) of Article VII has occurred and is continuing;

(B)                               each partial assignment of any Class of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments, Loans and LC Exposure;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of U.S. $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) (for which the Borrower and the Guarantors shall not be obligated); and

(D)                               the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)                               Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 or 9.17(c), as applicable, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(d)                                 Maintenance of Registers by Administrative Agent.  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”).  The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Registers shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent agrees to provide the Borrower with official copies of the Register upon reasonable request.

(e)                                  Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f)                                   Participations.  Any Lender may (in the case of a participation in a Revolving Commitment, with the consent of the Borrower (such consent not to be unreasonably withheld)) sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided, that the Borrower shall be deemed to have consented to any such sale unless it shall object thereto by written notice to such Lender (with copy to the Administrative Agent) within 5 Business Days after having received written notice thereof; provided further that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) no consent of the Borrower shall be required for (A) a participation to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing or (B) if such Participant does not have the right to receive any non-public information that may be provided pursuant to this Agreement and the Lender selling such participation agrees with the Borrower at the time of the sale of such participation that it will not deliver any non-public information to the Participant.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections, including Section 2.16(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (provided that any documentation required to be provided under Section 2.16(e) shall be provided solely to the participating Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant shall be subject to Section 2.17(d) as though it were a Lender hereunder.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)                                  Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(h)                                 Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and including any such pledge or assignment by a Conduit Lender to a collateral trustee (or similar collateral agent or secured party) in connection with its CP Senior Obligations, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)                                     No Assignments to Natural Persons, the Borrower or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or to the Borrower or any of its Affiliates or Subsidiaries (including, without limitation, Designated Subsidiaries) without the prior consent of each Lender.

(j)                                    Multicurrency Revolving Lenders.  Any assignment by a Multicurrency Revolving Lender, so long as no Event of Default has occurred and is continuing, must be to a Person that is able to fund and receive payments on account of each outstanding Agreed Foreign Currency at such time without the need to obtain any authorization referred to in clause (c) of the definition of “Agreed Foreign Currency.”

(k)                                 Disqualified Lenders.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to any Disqualified Lender.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

SECTION 9.05.                              Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.                              Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07.                              Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.                              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever Currency) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contingent or unmatured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.                              Governing Law; Jurisdiction; Etc.

(a)                                 Governing Law.  This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Submission to Jurisdiction.  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.                              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                              Judgment Currency.  This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency.  The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.12.                              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.  None of the Joint Lead Arrangers or Syndication Agent shall have any responsibility under this Agreement.

SECTION 9.13.                              Treatment of Certain Information; Confidentiality.

(a)                                 Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b)                                 Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Lenders, the Joint Lead Arrangers and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (with respect to any Conduit Lender) its Conduit Support Provider, any rating agency, commercial paper dealer or collateral trustee (or similar collateral agent or secured party) for its CP Senior Obligations, and in each case to its Related Parties (it being understood (A) that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided in this paragraph (b) and (B) it will be responsible for any breach of the terms of this paragraph by the Persons to whom it disclosed any Information pursuant to this clause (i) other than any Person who has agreed in writing with the Borrower to separately maintain the confidentiality of such Information) on a confidential and need-to-know basis, (ii) to the extent requested by any regulatory authority with competent jurisdiction over it or its Affiliates (provided that, except in the case of any ordinary course examination by a regulatory, self-regulatory or governmental agency or any disclosure to bank examiners or regulators, it or its Affiliates will use its or such Affiliate’s commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent permitted by applicable law, rule or regulation), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, except in the case of any ordinary course examination by a regulatory, self-regulatory or governmental agency, it will use its commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent permitted by applicable law, rule or regulation), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights against the Borrower hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (w) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that, such Person would be permitted to be an assignee or participant pursuant to the terms hereof and such Person is not a Disqualified Lender (it being understood that the list of Disqualified Lenders may be disclosed to any prospective or actual transferee or Participant, in reliance on this clause (vi)), (x) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (y) any rating agency or credit insurance provider or (z) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrower, (viii) to the extent such Information, (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Affiliates or (ix) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

(c)                                  Confidential Rates.  The Administrative Agent and the Borrower agree to keep each Confidential Rate confidential, and the Borrower further agrees to cause its Subsidiaries to not disclose any Confidential Rate, in each case, except for the following: (i) the Administrative Agent may disclose any Confidential Rate to the Borrower pursuant to Section 2.12(a), (ii) the Administrative Agent or the Borrower may disclose any Confidential Rate to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors, if any person to whom that Confidential Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the disclosing party, it is not practicable to do so in the circumstances, (iii) the Administrative Agent or the Borrower may disclose any Confidential Rate to the extent requested by any regulatory authority with competent jurisdiction over it or its Affiliates, or (iv) the Administrative Agent or the Borrower may disclose any Confidential Rate to any person to whom information is required to be disclosed by applicable laws or regulations or by any subpoena or similar legal process or otherwise in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Confidential Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the disclosing party, it is not practicable to do so in the circumstance. The Administrative Agent and the Borrower agree to, and the Borrower shall cause each of its Subsidiaries to, (to the extent permitted by law and regulation) (x) inform each relevant Lender of the circumstances of any disclosure made pursuant to this Section 9.13(c) and (y) notify each relevant Lender upon becoming aware that any information has been disclosed in breach of this Section 9.13(c).  No Default or Event of Default shall arise under Article VII(f) by reason only of the failure of the Borrower or any of its Subsidiaries to comply with this Section 9.13(c).

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any Portfolio Investment, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14.                              USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15.                              No Fiduciary Duty.  Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their stockholders and/or their affiliates.  Each Obligor agrees that nothing in the Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates, on the other.  The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) solely in connection therewith and solely with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its stockholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person.  Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents and the process leading thereto.  Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, solely in connection with the transactions contemplated by the Loan Documents or the process leading thereto.

SECTION 9.16.                              Termination.  Promptly upon the Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent, the Collateral Agent and the Lenders, deliver to Borrower such termination statements and releases and other documents necessary or appropriate to evidence the termination of this Agreement, the Loan Documents (as if they relate to this Agreement), and each of the documents securing the obligations hereunder as the Borrower may reasonably request, all at the sole cost and expense of the Borrower.

SECTION 9.17.                              Conduit Lenders and Conduit Support Providers.   (a)                              Excess Funds. Notwithstanding anything in this Agreement to the contrary (but without limitation of any Conduit Support Provider’s obligations under Section 9.17(d)), no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its CP Senior Obligations and other amounts in accordance with its CP Senior Obligations and applicable transaction documents.  Without limitation of Section 9.17(d), all payment obligations of each Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its CP Senior Obligations and other amounts in accordance with its CP Senior Obligations and applicable transaction documents; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code (or otherwise) against a Conduit Lender if and to the extent that any such payment obligation owed to it by such Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its CP Senior Obligations and other amounts in accordance with its CP Senior Obligations and applicable transaction documents. Without limitation of any Conduit Support Provider’s obligations under Section 9.17(d), any payment obligations of any Conduit Lender hereunder are to be made in accordance with the order of priorities set forth in such Conduit Lender’s applicable transaction documents.

(b)                                 No Petition.  Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day (or such longer preference period as shall be in effect) after the payment in full of all CP Senior Obligations of any Conduit Lender, it will not, in its capacity as a party to this Agreement, institute against, or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.

(c)                                  Assignments to Conduit Support Provider. Notwithstanding the otherwise applicable conditions to assignment set forth in Section 9.04, without the consent of any other party to this Agreement and without delivery of an Assignment and Assumption, (i) a Conduit Lender may at any time assign to its related Conduit Support Provider all or any portion of such Conduit Lender’s Loans, together with its rights (including, without limitation, the right to receive payments of principal and interest thereon) and obligations with respect thereto, and (ii) a Conduit Support Provider may at any time assign to its related Conduit Lender all or any portion of such Conduit Support Provider’s Loans, together with its rights (including, without limitation, the right to receive payments of principal and interest thereon) and obligations with respect thereto (other than such Conduit Support Provider’s obligations under Section 9.17(d)). Promptly following any such assignment by a Conduit Lender to its Conduit Support Provider, or by a Conduit Support Provider to its Conduit Lender, as the case may be, such Conduit Lender shall (x) notify the Borrower and the Administrative Agent of such assignment and the principal amount of Loans so assigned, and the Administrative Agent shall record such assignment in the Register pursuant to Section 9.04(c) and (y) provide any such agreement or document as may be reasonably requested by the Administrative Agent in connection with such assignment.

(d)                                 Certain Obligations of Conduit Support Providers with respect to Conduit Lender Obligations.  If and to the extent any Conduit Lender fails to pay any Conduit Lender Obligation when due in accordance with the terms of this Agreement or the other applicable Loan Document to which such Conduit Lender is a party (including any such failure resulting from the operation of Section 9.17(a) or from the bankruptcy, reorganization, arrangement, insolvency, or liquidation of such Conduit Lender), then such Conduit Lender’s Conduit Support Provider shall itself pay such Conduit Lender Obligation promptly but not later than one (1) Business Day after receiving written notice of such failure.  In addition, each Conduit Support Provider shall have the right to pay any Conduit Lender Obligation of its Conduit Lender at any time on its Conduit Lender’s behalf.  Payment of a Conduit Lender’s Conduit Lender Obligation by such Conduit Lender’s Conduit Support Provider pursuant to this paragraph shall satisfy and discharge any obligation of such Conduit Lender to pay such Conduit Lender Obligation, and such Conduit Support Provider shall have the same rights and obligations hereunder and under the other Loan Documents (including any applicable right of reimbursement, repayment, accrual of interest, indemnity or the like) with respect to such Conduit Lender Obligation as such Conduit Lender would have had if such Conduit Lender had itself paid such Conduit Lender Obligation.

SECTION 9.18.                              Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                a reduction in full or in part or cancellation of any such liability;

(ii)                                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                                 the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FS ENERGY AND POWER FUND, as Borrower

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer and Treasurer

[FS Energy and Power Fund — Credit Agreement]

LENDERS

JPMORGAN CHASE BANK, N.A.,
as Issuing Bank, as Administrative Agent, as Collateral Agent and Lender

By:	/s/ Alfred Chi
Name: Alfred Chi
Title: Vice President

[FS Energy and Power Fund — Credit Agreement]

BANK OF MONTREAL, as Documentation Agent and Lender

By:	/s/ Brian L. Banke
Name: Brian L. Banke
Title: Managing Director

[FS Energy and Power Fund — Credit Agreement]

SOCIETE GENERALE,
as Co-Collateral Agent, Issuing Bank and Conduit Support Provider for Mountcliff Funding LLC

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

[FS Energy and Power Fund — Credit Agreement]

Mount Cliff Funding LLC,
as Lender

By:	/s/ Josh Borg
Name: Josh Borg
Title: Authorized Signatory

[FS Energy and Power Fund — Credit Agreement]

Citibank, N.A.,
as Lender

By:	/s/ Erik Andersen
Name: Erik Andersen
Title: Vice President

[FS Energy and Power Fund — Credit Agreement]

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH,
as Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Sophie Bulliard
Name: Sophie Bulliard
Title: Authorized Signatory

[FS Energy and Power Fund — Credit Agreement]

City National Bank,
as Lender

By:	/s/ Adam Strauss
Name: Adam Strauss
Title: Vice President

[FS Energy and Power Fund — Credit Agreement]

Customers Bank,
as Lender

By:	/s/ Lyle P. Cunningham
Name: Lyle P. Cunningham
Title: Senior Vice President

[FS Energy and Power Fund — Credit Agreement]

GOLDMAN SACHS BANK USA,
as Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

[FS Energy and Power Fund — Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender

By:	/s/ Julie Lilienfeld
Name: Julie Lilienfeld
Title: Vice President

[FS Energy and Power Fund — Credit Agreement]

State Street Bank and Trust Company,
as Lender

By:	/s/ Pallo Blum-Tucker
Name: Pallo Blum-Tucker
Title: Managing Director

[FS Energy and Power Fund — Credit Agreement]